Exhibit 10.20

08/28/07

HOSPITAL

LEASE AGREEMENT

BY AND BETWEEN

GR IRF I, LP
AS LANDLORD,

AND

GLOBALREHAB, LP,
AS TENANT

August 28, 2007

TABLE OF CONTENTS

RECITALS			1
1.	Definitions		1
2.	Demise		1
3.	Term		1
4.	Permitted Use		2
5.	Rent		2
	5.1 Base Rent		2
	5.2 Additional Rent		3
	5.3 Parking		3
	5.4 Payment of Rent		4
	5.5	Delinquent Payments and Handling Charge	5
	5.6	Guaranty	5
6.	Construction of Improvements		5
	6.1	General	5
	6.2	Access by Tenant Prior to Commencement Term	6
	6.3	Commencement Date; Adjustments to Commencement Date	6
7.	Services to the Leased Premises		6
	7.1	General	6
	7.2	Keys	7
	7.3	Signage	7
	7.4	Operating Hours	8
	7.5	Landlord Restrictions	8
8.	Repair and Maintenance		8
	8.1	By Landlord	8
	8.2	By Tenant	9
9.	Impositions on Tenant’s Property		9
10.	Transfer by Tenant		10
	10.1	General	10
	10.2	Conditions	10
	10.3	Certain Transfers	11
	10.4	Liens	11
11.	Alterations		11
12.	Specifically Prohibited Uses		13
13.	Access by Landlord		13
14.	Condemnation		14
15.	Casualty		14
	15.1	General	14
16.	Subordination and Attornment		15
	16.1	General	15
	16.2	Attornment	15
	16.3	NonDisturbance	16
17.	Insurance		16
	17.1	General	16
	17.2	Landlord’s Insurance	17
	17.3	Waiver of Subrogation	18

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	17.4	Indemnity	18
18.	Third Parties		19
19.	No Landlord’s Lien		19
20.	Americans with Disabilities Act		20
21.	Quiet Enjoyment		20
22.	Default by Tenant		20
	22.1 Events of Default		20
	22.2 Remedies of Landlord		21
	22.3 Reletting		22
	22.4 Landlord’s Right to Pay or Perform		22
	22.5 Injunctive Relief; Remedies Cumulative		22
	22.6 No Waiver; No Implied Surrender		22
23.	Defaults by Landlord		23
24.	Right of Reentry		23
25.	Miscellaneous		24
	25.1 Time of Essence		24
	25.2 Applicable Law		24
	25.3 Assignment by Landlord		24
	25.4 Commencement Date and Estoppel Certificates		24
	25.5 Signs; Complex Name and Address		25
	25.6	Notices	25
	25.7 Entire Agreement; Amendment; and Binding Effect		26
	25.8 Severability		26
	24.9 Number and Gender; Captions and References		26
	25.10 Attorney’s Fees		26
	25.11 Brokers		27
	25.12 Interest on Obligations		27
	25.13 Dollars		27
	25.14 Authority		27
	25.15 Incorporation by Reference		27
	25.16 Hazardous Waste; Bio-Hazardous Waste		27
	25.17 Multiple Counterparts		30
	25.18 Force Majeure		30
	25.19 Third Party Warranties		30

Exhibit A –Glossary of Defined Terms
Exhibit B –Legal Description of Land
Exhibit B-1 – Program
Exhibit B-2 – Responsibility Matrix
Exhibit C - Outline Specifications Exhibit D - Work Letter
Exhibit E – Renewal Terms
Exhibit F – Guaranty of Lease
Exhibit G – List of Tenant Guarantors

ii

HOSPITAL LEASE AGREEMENT

THIS HOSPITAL LEASE AGREEMENT is entered as of the 28 day of August, 2007 (the “Effective Date”), by and between GR IRF I, LP, as Landlord; and GLOBALREHAB, LP, a Texas limited partnership, as Tenant.

RECITALS:

A.
As of Commencement Date, Landlord will be the owner of the Land described on Exhibit B attached hereto and made a part hereof for all purposes and is developing on the Land the Improvements (both, as defined herein).  Landlord desires to lease to Tenant the Land and Improvements (collectively, the “Leased Premises”).

B.	Tenant desires to lease from Landlord the entire Leased Premises for the Permitted Use during the Term.

C.	Landlord and Tenant have agreed to enter into this Lease in order to set forth the provisions of their agreements with respect to the matters covered by this Lease.

In consideration of the Recitals and of the representations, warranties, covenants, agreements, waivers, and releases set forth in this Lease, Landlord and Tenant contract and agree as provided in this Lease.

1.
Definitions.  The definitions of certain of the terms used in this Lease with initial capital letters are set forth in the Glossary of Defined Terms attached as Exhibit A, attached hereto and made a part hereof for all purposes.

2.
Demise.  Subject to the provisions of this Lease, Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases from Landlord, the Leased Premises for the Term. Upon completion of the Landlord’s Work, Landlord shall cause Landlord’s architect to prepare an architect’s certificate setting forth the Net Rentable Area of the Building constituting a part of the Leased Premises.

3.
Term. The Term of this Lease commences on the Commencement Date and expires at 5:00 p.m. on the fifteenth (15th) anniversary of the Rent Commencement Date (hereafter defined); provided that, if the Rent Commencement Date does not fall on the first day of a calendar month, then the Term will extend until the fifteenth (15th) anniversary of the first day of the calendar month next following the Rent Commencement Date.  Tenant shall have the option to extend the lease term for two (2) five (5) year periods upon the terms and conditions set forth in Exhibit E attached hereto and made a part hereof for all purposes.

4.
Permitted Use; Continuous Use and Occupancy. Tenant will continuously occupy and use the Leased Premises solely as a rehabilitation hospital for human beings and any and all services related or incidental thereto or other healthcare services as determined by Tenant. Notwithstanding the foregoing, in the event the law changes to prohibit the use of the Leased Premises as a hospital under Tenant’s current organizational structure or otherwise, the Leased Premises may thereafter be used as a surgery center, imaging center, or other licensed healthcare facility. At Landlord’s sole expense, Landlord shall obtain and deliver to Tenant copies of (a) a written document (the “COO”) issued by the City of Dallas, Texas, allowing occupancy of the Leased Premises and the Parking Area (which COO may include, without limitation, a temporary or a permanent certificate of occupancy); and (b) (i) a Statement of Deficiencies and Plan of Corrections and (ii) only if required by any governmental agency for the use and occupancy of the Leased Premises, a Fire Safety Survey Report (collectively, the “TDH Document”) issued by the Texas Department of Health, allowing occupancy of the Leased Premises. If the TDH Document includes any deficiencies which are architectural, construction, or structural in nature which are required to be corrected for Tenant’s permanent occupancy of the Leased Premises, Landlord shall correct such deficiencies in a timely manner after Landlord’s receipt of the TDH Document, and Landlord shall use Landlord’s best efforts to obtain a TDH Document which does not include architectural, construction, or structural deficiencies which are required to be corrected for Tenant’s permanent occupancy of the Leased Premises. At Tenant’s sole cost and expense, Tenant shall obtain any and all licenses, permits, consents, and approvals (collectively, the “Tenant Approvals”) required for Tenant to conduct its business at the Leased Premises in accordance with the Permitted Use, other than the COO and the TDH Document. Landlord shall reasonably cooperate with Tenant’s obtaining such Tenant Approvals. Notwithstanding any other provisions of this Lease, if the COO contains any requirements for changes to the Building Work, at Landlord’s sole expense, Landlord shall cause such changes to be made in a timely manner and Landlord shall use Landlord’s best efforts to obtain a COO which does not require further changes to the Building Work as quickly as possible.

To the extent federal statutes, regulations or other federal requirements limit the physician ownership interest in Tenant’s rehabilitation hospital in the Leased Premises, then Landlord and Tenant will work together to obtain a buyer or a solution that, in either case, is mutually agreeable to Landlord and Tenant for that portion of the ownership interests in Tenant which cannot be owned by physicians, such acquisition being on terms and conditions reasonably satisfactory to Tenant.

5.	Rent.

5.1
Base Rent. In consideration of Landlord’s leasing the Leased Premises to Tenant and performing Landlord’s obligations hereunder, and subject to adjustment in accordance with Section 5.2, commencing sixty (60) days after the  Commencement Date (the “Rent Commencement Date”), and on the first day of each succeeding calendar month thereafter during the Term, Tenant shall pay to Landlord all Rent as provided herein, including, without limitation, annual Base Rent as follows:

Initial Annual Rate	Estimated Initial Annual Base Rent	Estimated Initial Monthly Base Rent

$29.63 per square foot of Net Rentable Area of the Leased Premises	$1,185,307.00	$98,775.58

The rentable area of the Leased Premises may very from estimate included in this Lease.  Once the Leased Premises have been completed, Landlord shall calculate the rentable area of the Leased Premises and deliver to Tenant a written notice (the “Adjustment Notice”) of the exact rentable area in square footage of the Leased Premises.  Upon execution of the Adjustment Notice, rentable the area of the Leased Premises as set forth in the Adjustment Notice will replace for all purposes the square footage of the Leased Premises otherwise set forth in this Lease and the Base Rent shall be recalculated based upon the rentable area of the Leased Premises as set forth in the Adjustment Notice.

5.2
Base Rent Adjustments:  Beginning on the first anniversary of the Rent Commencement Date, and on each anniversary of the Rent Commencement Date thereafter during the Term, the Base Rent then in effect shall be increased by two percent (2%) of the Base Rent in effect immediately preceding such anniversary.

5.3
Additional Rent.  For purposes of this Lease, “Additional Rent” for any Fiscal Year (or portion thereof) means the sum of (a) the amount expended by Landlord for Operating Expenses plus (b) all other sums payable by Tenant hereunder, plus (c) sums, if any, payable pursuant to the Work Letter. At or prior to the Commencement Date (for the first Fiscal Year, or portion thereof, during the Term), and thereafter, from time to time during the Term, Landlord shall estimate in good faith the amount of Operating Expenses payable by Tenant for the remainder of the Fiscal Year in which the Commencement Date occurs (for the first Fiscal Year, or portion thereof, during the Term) and for each Fiscal Year thereafter, during the Term. On the Commencement Date, and on the first day of each succeeding calendar month thereafter during the Term, Tenant shall pay to the order of Landlord, an amount equal to: (a) the currently-estimated Operating Expenses payable by Tenant for the remainder of the Fiscal Year in question, (b) divided by the number of whole calendar months remaining until December 1st of such Fiscal Year, so that, by December 1st of each Fiscal year during the Term (including the Fiscal Year in which the Term expires or is otherwise terminated), Tenant shall have paid all of the Operating Expenses for such Fiscal Year, as estimated by Landlord. Within ninety (90) days after the conclusion of each Fiscal Year during the Term (including the Fiscal Year in which the Term expires or is terminated), Landlord shall deliver to Tenant a statement of actual Operating Expenses payable by Tenant for the Fiscal Year (or, with respect to termination or expiration, the portion of the Fiscal Year) just ended. Within thirty (30) days thereafter, Tenant shall pay to Landlord any underpayment in Operating Expenses or Landlord shall credit against the next installment of Base Rent and Operating Expenses payable by Tenant (or Landlord shall refund to Tenant, if the Term has expired and all payments due by Tenant to Landlord have been paid in full) any overpayment in Operating Expenses payable by Tenant for such Fiscal Year.  Within ninety (90) days after receipt of such statement, Tenant at Tenant’s expense and after giving thirty (30) days prior written notice to Landlord, shall have the right to review and/or audit Landlord’s books and records relating to Operating Expenses for the immediately preceding Fiscal Year in order to verify Landlord’s annual statement of actual Operating Expenses payable pursuant to this Lease. If any review or audit prepared by or for Tenant reveals an overcharge by Landlord, Tenant shall notify Landlord thereof and shall furnish Landlord with documentation supporting any overcharge and, if Landlord does not dispute the conclusion in such review or audit, Landlord shall promptly reimburse Tenant for such overcharge.  Notwithstanding the preceding sentence, however, if Landlord disagrees with Tenant’s position, then either Party may submit the dispute to arbitration in accordance with the rules of the American Arbitration Association relating to expedited arbitration. The determination arising out of such arbitration shall be final, binding, and conclusive on the Parties with respect to Operating Expenses for the Fiscal Year in question. Landlord agrees to pay Tenant’s reasonable review or audit costs if Tenant’s review or audit, whether accepted by Landlord or verified by arbitration, reflects an overcharge by Landlord of more than five percent (5%) with respect to any Fiscal Year. If Tenant fails to request an audit of Operating Expenses for any Fiscal Year within the ninety (90) day period provided, then Tenant shall be deemed to have irrevocably waived the right to audit the Operating Expenses for such Fiscal Year.

5.4	Parking. At all times during the Term, Tenant shall be entitled to use all parking spaces in the Parking Area in accordance with the following terms and conditions:

(a)
The Complex will include a total of eighty (80) parking spaces, plus two (2) loading spaces (the “Spaces”), which number of Spaces at least complies with the minimum parking requirements of the City of Dallas, Texas. Tenant may restrict entry to a portion of the Spaces, to be designated by Tenant (the “Exclusive Spaces”), through the use of limited access gates, or by other means.  Such restriction on access may be included as a part of the initial Improvements.  If Tenant restricts entry to the Exclusive Spaces after the construction of the Improvements, then Tenant shall pay the cost of directing the means by which such access is limited.  Further, Tenant shall be responsible for the cost of maintenance of the means by which such limited access is achieved. Except for the Exclusive Spaces, Tenant’s physicians, employees, patients, invitees, and guests may be required to park in designated parking areas on a non-discriminatory, unreserved basis. The Parking Area will be depicted and provided for in the Construction Documents. Landlord shall not make any modification to the Parking Area without the express prior written consent of Tenant, which consent may be withheld in Tenant’s sole discretion.

(b)
Throughout the Term of this Lease, Tenant shall pay no parking charges for Tenant’s use of the Spaces, including without limitation the Exclusive Spaces.   Tenant may establish fees for parking in various portions of the Parking Area; provided that, Tenant shall be solely responsible for implementing and managing any arrangement for limiting access to any portion of the Parking Area and the collection of any fees.

5.5
Payment of Rent.  Tenant promises and agrees to pay to the order of Landlord all Rent, including, without limitation, Base Rent and Additional Rent, as provided herein. Except as otherwise expressly provided in this Lease, all Rent is due and payable in advance monthly installments on the first day of each calendar month during the Term. Rent shall be paid to Landlord at its address recited in Section 26.6 or to such other person or at such other address as Landlord may from time to time designate in writing. Rent shall be paid without notice, demand, abatement, deduction, or offset in legal tender of the United States of America. If the Term commences or ends on a day other than the first or the last day of a calendar month, the Rent for the partial month shall be prorated on the basis of the number of days during the month for which the Term was in effect. If the Term commences or ends on a day other than the first or the last day of a Fiscal Year, the Additional Rent for the partial Fiscal Year shall be prorated on the basis of the number of days during the Fiscal Year for which the Term was in effect.

5.6
Delinquent Payments and Handling Charge.  In the event any installment of Rent is not paid when due, a late charge in the amount of three percent (3%) of the delinquent sum shall be due and payable.  Further, all Rent and other payments required of Tenant hereunder shall bear interest from fifteen (15) days after the date due therefor until the date paid at the rate of interest specified in Section 26.12.

5.7	Guaranty. Contemporaneously herewith, the Tenant Principals are executing and delivering the lease Guaranty in the form of Exhibit F attached hereto and made a part hereof for all purposes.

6.	Construction of Improvements.

6.1
General. Subject to events of Force Majeure, Landlord shall cause the Complex to be constructed in accordance with the terms of the Work Letter.  Performance of the Building Work constitutes Landlord’s sole construction obligation to Tenant under this Lease.  All Building Work shall be performed in a good and workmanlike manner and at the time of completion thereof shall substantially comply with all then currently applicable Legal Requirements (including the ADA) to the extent required to avoid any fines or penalties with respect thereto.

6.2
Access by Tenant Prior to Commencement of Term. Landlord shall permit Tenant and its employees, agents, contractors, and suppliers to enter the Leased Premises prior to the Commencement Date (and such entry, alone, shall not constitute Tenant’s taking possession of the Leased Premises for the purpose of Section 6.3) to prepare the Leased Premises for Tenant’s occupancy, which preparation may include, inter alia, the installation of medical equipment by contractors, provided that, the Building Work has progressed to a point where any such entry and work by Tenant will not interfere with the continued performance of the Building Work by the Contractor. Tenant and each other Person which enters the Leased Premises before the Commencement Date shall conduct itself so as to not unreasonably interfere with Landlord, any contractor, or any other occupant of the Building. Any such prior entry is subject to all of the provisions of this Lease (other than the obligation to pay Rent) and at Tenant’s sole risk, cost, and expense. Tenant acknowledges and agrees that Tenant and Tenant’s employees, agents, contractors, and suppliers are required to comply with Landlord's reasonable requirements with regard to access to the Leased Premises prior to the Commencement Date. Landlord shall not be liable in any way for personal injury, death, or property damage (including damage to any personal property which Tenant may bring into, or any work which Tenant may perform in, the Leased Premises) which any Tenant Related Party may suffer or incur as a result of any such prior entry, unless resulting from Landlord's gross negligence or willful misconduct.  Tenant agrees to defend, indemnify and hold harmless Landlord and any Landlord Related Party from any damages, claims or causes of action, together with any expenses incurred in connection therewith, arising out of any such entry into the Leased Premises by Tenant or any Tenant Related Party prior to the Commencement Date.

6.3	Commencement Date; Adjustments to Commencement Date.

For purposes of this Lease, the “Commencement Date” means the earliest of (i) the date on which the Improvements have been substantially completed, Landlord has received the COO and the TDH Document and Landlord tenders possession of the Leased Premises to Tenant or (ii) the date on which Tenant takes possession of the Leased Premises.  Landlord shall use its best efforts to give Tenant approximately ninety (90) days’ prior written notice of the date on which Landlord expects the Commencement Date will occur under the foregoing clause (i), which notice shall include Landlord’s expected schedule for the Contractor’s substantial completion of the Landlord’s Work and Landlord’s receipt of the COO and the TDH Document.

7.	Services to the Leased Premises.

7.1
General. Landlord is not obligated to or responsible for providing any services to the Leased Premises.  Tenant shall be solely responsible for providing or arranging for any and all services to the Leased Premises.  The services which Tenant is obligated to provide or arrange for include but are not limited to the following:

(a)	Electrical power and natural gas;

(b)	Periodic exterior window washing in and about the Building and the Leased Premises with such frequency as Tenant may determine is appropriate;

(c)	Replacement of fluorescent lamps and/or incandescent bulbs in all parts of the Building and/or Complex;

(d)	Maintenance and electrical lighting service outside of the Building;

(e)	Landscaping and Parking Area lighting, maintenance, repair, and/or replacement.

(f)
janitorial services for the Leased Premises and to provide separate, dedicated receptacles for Bio-Hazardous Medical Waste, all at Tenant’s sole cost, expense, and liability; and Tenant shall take such steps as are necessary or required by all Legal Requirements to assure that Bio-Hazardous Medical Waste is not mixed or commingled with non-Bio-Hazardous Medical Waste;

(g)
to obtain, maintain, test, service, and have permits for any generator or other device or facility providing emergency electrical power to the Leased Premises, all in accordance with all Legal Requirements; and

(h)
to provide security for the Leased Premises and for all Persons while they are using or visiting the Leased Premises as may be necessary or appropriate and as may be required by all Legal Requirements.

Tenant’s arrangement for the foregoing services, any contractors to provide such services, the location of any facilities within the Premises to provide such services and other details with regard to such services must be approved by Landlord, such approval not to be unreasonably withheld or delayed.

7.2
Keys. Landlord shall furnish Tenant at Landlord’s expense with up to thirty (30) keys, and at Tenant’s expense with such additional keys as Tenant may request, to unlock each door entering the Leased Premises. Tenant shall not install, or permit to be installed, any additional lock on any door into or inside the Leased Premises or make, or permit to be made, any duplicates of keys to the Leased Premises. Landlord shall be entitled at all times to possession of a duplicate of all keys to all doors into or inside of the Leased Premises. All keys referred to in this Section 7.3 remain the property of Landlord. Upon the expiration or termination of the Term, Tenant shall surrender all such keys to Landlord and shall deliver to Landlord the combination to all locks on all safes, cabinets, and vaults which will remain in the Leased Premises. The term “keys” as used herein includes other locking or access devices such as access cards.  Landlord hereby acknowledges and agrees that Tenant and its operations are subject to the provisions of the Health Insurance Portability and Accountability Act of 1996, and its corresponding regulations, all as amended (collectively referred to herein as “HIPAA”), and other federal and state confidentiality statutes, and their corresponding regulations, all as amended, concerning the privacy of medical and business records (collectively referred to herein as the “Other Privacy Laws”).  HIPAA and the Other Privacy Laws are hereinafter collectively referred to as the “Privacy Laws”. Notwithstanding any other provision of this Lease, Landlord specifically agrees (a) to allow Tenant to install locks on the space(s) in the Leased Premises designated on the Construction Documents as the “secure” area(s), to the extent required in order to comply with the Privacy Laws and the Legal Requirements applicable to controlled substances; and (b) to only access the “secure” area(s) which are subject to Legal Requirements applicable to controlled substances or which contain records that are subject to the Privacy Laws if necessary for Landlord to fulfill its obligations under this Lease, and then only when accompanied by a representative of Tenant (except in an emergency). Tenant shall notify Landlord of any such “secure” areas. If Landlord enters the Leased Premises and accesses any “secure” area which contains records that are subject to the Privacy Laws, or if Landlord otherwise becomes privy to any records that are subject to the Privacy Laws, Landlord shall take steps reasonably necessary to preserve the confidential nature of such records.

7.4
Signage. Landlord agrees to consult with Tenant with respect to the design and location of Tenant’s signage. Any Tenant signage included in the Construction Documents is deemed approved by Landlord. As part of the Building Work, Landlord shall erect a monument for exterior signage in the location shown on the Construction Documents. Such monument shall be designed to include the name of Tenant’s business at the Leased Premises. All exterior signage (a) must comply with all Legal Requirements and (b) shall be fabricated, erected, and maintained at the sole cost and expense of Tenant (including, without limitation, all required permits therefor and all electricity used to illuminate any such signage). All interior signage of or relating to the Leased Premises shall be installed and maintained by Tenant at Tenant’s sole expense

7.5	Operating Hours. Subject to all Legal Requirements, the Leased Premises (together with access thereto) shall be open twenty-four hours a day, seven days a week.

7.6	Landlord Restrictions. Landlord agrees the Building shall be non-smoking.

8.	Repair and Maintenance.

8.1
By Landlord. Landlord shall not be obligated to undertake any maintenance or repairs whatsoever, except for (a) damage resulting from a Taking (as to which Section 14 applies) or (b) damage resulting from a casualty (as to which Section 15.1 applies).

8.2
By Tenant. At Tenant’s sole cost and expense, Tenant hereby expressly assumes responsibility to maintain the Leased Premises (including without limitation the roof, structural portion of the Premises, exterior walls, Building systems, landscaped areas and the Parking Area) in a clean, operable, attractive condition, and will not commit or allow to remain any waste or damage to any portion of the Leased Premises. Additionally, at Tenant’s sole cost and expense, subject to Landlord’s reasonable direction, supervision, and requirements, Tenant shall cause the repair or replacement of any damage to the Leased Premises caused by any Tenant Related Party. All such repairs and/or replacements shall be effected (a) in compliance with all Legal Requirements; (b) in a manner that will not void or affect any contractor’s or manufacturer’s warranties; (c) in a good and workmanlike manner and (d) by contractors approved by Landlord. If Tenant becomes aware of any need for repair or replacement of damage with respect to the Leased Premises caused by any Tenant Related Party, Tenant shall immediately notify Landlord thereof. If Landlord becomes aware (by notice from Tenant or otherwise) of any need for repair or replacement of damage to the Complex caused by any Tenant Related Party, Landlord shall so notify Tenant in writing. In either event, Tenant shall cause all such repairs and/or replacements to be completed within thirty (30) days thereafter; provided, however, if such repairs or replacements cannot be completed within such thirty (30) day period, Tenant shall cause such repairs or replacements to be commenced within thirty (30) days after such notice and pursued diligently and promptly to satisfactory completion. In the event Tenant does not cause such repairs or replacements to be timely commenced and diligently pursued to completion, such shall be an Event of Default  as provided in Section 22.1(b) and, without waiving or curing such Event of Default, Landlord may cause such repairs and/or replacement to be made at Tenant’s expense. Upon written demand, Tenant shall pay to Landlord all reasonable costs and expenses paid or incurred by Landlord in making such repairs and/or replacements, together with interest on such amounts.

9.
Impositions on Tenant’s Property. Tenant is liable for and shall pay, prior to their becoming delinquent, all Impositions levied against Tenant’s personal property in the Leased Premises.  Tenant shall also be liable for and shall pay directly to the taxing authority all Impositions on the Leased Premises (specifically including, without limitation, real estate ad valorem taxes levied against the land and Building).  Tenant shall be responsible for rendering the property for which they are responsible for Impositions under this Section on or before any required rendition dates under applicable Legal Requirements.  Tenant shall provide to Landlord evidence of payment of all such Impositions payable by Tenant hereunder before the same become delinquent (subject to Tenant’s right to contest the same as provided in this Section 9).  If any Impositions for which Tenant is liable pursuant to this Section are included in any bill, rendering, or statement received by Landlord, Landlord shall promptly furnish to Tenant the amount of such Impositions for which Tenant is liable, together with such supporting documentation as Landlord may have in Landlord’s possession. Tenant may withhold payments of any Impositions asserted directly on Tenant by any taxing authority for which Tenant is liable so long as (i) Tenant contests its obligation to pay in accordance with all Legal Requirements; (ii) the non-payment thereof does not pose a threat of loss or seizure of such improvements or personal property, the Building, or any interest of Landlord therein and (iii) Tenant provides such collateral deposit or other security to Landlord, under such terms and conditions, as Landlord may reasonably determine as being required to protect the interest of Landlord (or as determined by Landlord’s lender). At the sole cost and expense of Tenant, Landlord shall cooperate in Tenant’s institution and prosecution of any such proceedings and will execute such documents as may  reasonably be required therefor. The expense of such proceedings shall be borne by Tenant and any refunds or rebates secured by Tenant shall belong exclusively to Tenant.  Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s lender from any loss, cost or expense arising out of any such contest or proceedings.  At any time during such proceedings, if Landlord or Landlord’s lender determine that the continued withholding of the payment of any Impositions imperils the ownership of the Building or interest therein of Landlord or Landlord’s lender, then, upon demand of Landlord, such Impositions shall be paid by Tenant.  In the event Tenant fails to pay such Impositions for any reason within thirty (30) days after delivery of written demand for such payment from Landlord, then Landlord shall have the right to make such payment.  In the event Landlord makes payment of any such Imposition, Tenant shall reimburse Landlord for the amount so paid by Landlord together with Interest as herein provided in Section 25.12.

10.	Transfer by Tenant.
10.1
General.  Subject to Section 10.3, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, Tenant shall not make or suffer any Transfer. Any attempted Transfer without Landlord’s prior, written consent is void and of no effect and constitutes an Event of Default hereunder. If Tenant desires to make a Transfer, Tenant shall deliver to Landlord written notice thereof not fewer than fifteen (15) days in advance of the date on which Tenant proposes to make the Transfer, together with the terms of the proposed Transfer and the identity of the proposed Transferee. Landlord shall have fifteen (15) days following Landlord’s receipt of such notice and information within which to notify Tenant in writing whether Landlord elects, in Landlord’s  reasonable discretion, (a) to refuse to consent to the Transfer or (b) to permit Tenant to make the proposed Transfer. If Landlord fails to notify Tenant of its election within said period, Landlord shall be deemed to have elected option (a).

10.2	Conditions. Except for a Transfer pursuant to Section 10.3, the following conditions automatically apply to each Transfer, whether or not consented to by Landlord:

(a)
Tenant shall execute, have acknowledged, and deliver to Landlord, and cause the Transferee to execute, have acknowledged, and deliver to Landlord, an instrument in form and substance acceptable to Landlord in which (i) the Transferee adopts this Lease and assumes and agrees to perform all of the obligations of Tenant hereunder which accrue on and after the effective date of the Transfer, as to the portion of the Leased Premises transferred to it; (ii) if less than all of the Leased Premises is Transferred, any such Transfer shall be effected by a sublease and Tenant and the Transferee shall arrange between themselves, at their expense, for access to the portion of the Leased Premises transferred and to the portion of the Leased Premises not transferred, as may be required by applicable Legal Requirements (provided that any alterations required to effect such access must be approved in writing by Landlord); (iii) in the case of any Transfer which is effected by a sublease, the Tenant under the Lease shall remain obligated for the performance of all obligations of Tenant under this Lease and such sublease shall not create any privity of contract or estate between the subtenant and Landlord (and any provisions in this Section 10.2(a) to the contrary shall not be applicable to any such sublease); (iv) each Transferee shall use and occupy the transferred space solely for the Permitted Use and otherwise in accordance with all applicable Legal Requirements and the provisions of this Lease; (v) the Transferee under an assignment of this Lease specifically acknowledges and agrees that the provisions of Section 16 are applicable to the Transferee; (vi) the documentation of any Transfer constituting and assignment of this Lease must be reasonably satisfactory to Landlord and (v) Landlord acknowledges and agrees that upon a transfer and subject to the Transferee’s creditworthiness and operating history being equal to or greater than Tenant’s, as reasonably determined by Landlord, which shall be subject to Landlord’s reasonable discretion not to be unreasonably withheld, Tenant shall be released from all obligations of Tenant hereunder as of the effective date of such assignment; and

(b)
Tenant shall deliver to Landlord a counterpart of all instruments relative to any Transfer executed by all parties to such transaction (Tenant will not be required to deliver copies of underlying merger, acquisition, purchase, or similar documents so long as Landlord  receives documents making the Transfer and the subsequent legal structure of the Transferee).

10.3
Certain Transfers.  Landlord agrees not to unreasonably withhold or delay its consent to any proposed Transfer of this Lease to any Affiliate of Tenant or to any Person with which or into which Tenant is merged or which acquires all or substantially all of Tenant’s assets or business in Dallas, Texas.

10.4
Liens. Tenant shall not grant, place or suffer, or permit to be granted, placed or suffered, against the Complex or any portion thereof or interest therein (including, without limitation, Tenant’s leasehold interest in the Complex pursuant to this Lease), any lien, security interest, pledge, conditional sale contract, claim, charge, or encumbrance (whether constitutional, contractual, or otherwise); and if any of the aforesaid does arise or is asserted, Tenant will promptly and at Tenant’s sole cost and expense, cause same to be released and discharged of record.

11.	Alterations.

(a)
With the exception of fixtures and equipment necessary or appropriate for the Permitted Use (“Trade Fixtures”), which are installed with the approval of Landlord, Tenant will not make, or permit to be made, any alteration, improvement, or addition to, or install, or permit to be installed, any fixture or equipment in, the Leased Premises, the exterior of the Building or the Parking Area without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant may remove Tenant’s Trade Fixtures, hospital supplies, movable hospital furniture, and equipment, provided such removal is made at or prior to the expiration of the Term and Tenant promptly causes all damage to the Leased Premises caused by such removal to be repaired  (other than damage to interior floor coverings, ceiling tiles, or drywall installations within the Building). Without the prior written consent of Landlord but upon not fewer than five (5) days’ prior written notice to Landlord, Tenant may remove Trade Fixtures installed in accordance with this Section prior to the expiration of the Term. Tenant shall use only Approved Contractors for any installation or removal of Trade Fixtures and other personal property.

(b)
All work undertaken in connection with any improvements or alterations with respect to the Leased Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements; and shall be completed free of all mechanics or materialmen’s liens. No improvement or alteration with respect to the Leased Premises shall be undertaken until Tenant shall have procured and paid for all required municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction.

(c)
Subject to Landlord’s prior written approval, at Tenant’s expense, Tenant shall cause such additions, alterations, and improvements to be made with respect to the Leased Premises as may be required by applicable city ordinances and state and Federal statutes containing requirements related to disabled persons, including, without limitation, the American with Disabilities Act of 1990(42 U.S.C. § 794) and the Texas Architectural Barrier Statute (Tex. Rev. Civ. Stat. Ann. Art. 601(b) § 7.01 et seq.) (collectively, the “ADA”).

(d)
All work described in this Section 11 shall be preformed only by Landlord or by contractors or subcontractors approved in writing by Landlord.  Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work.  All such work shall be performed in accordance with all requirements and in a good and workmanlike manner so as not to damage the Leased Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility.  All such work which may affect the HVAC, electrical system, or plumbing must be approved by, and shall be subject to inspection by, the Building’s engineer of record.

(e)
Tenant shall not permit any mechanic’s liens to be filed against the Leasee Premises or the Complex (or any part thereof) for any work performed, materials furnished or obligation incurred by or at the request of Tenant.  If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord.  If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefore.

(f)
Upon the expiration or earlier termination of this Lease, Tenant shall, at Landlord’s option, remove all additions, improvements and/or alterations constructed or installed by Tenant during the term of this Lease.  Such removal shall be at Tenant’s expense, with all damage to the Complex caused by such removal repaired at Tenant’s expense.

12.
Specifically Prohibited Uses. Notwithstanding any other provisions of this Lease, Tenant will not (a) use, occupy or permit the use or occupancy of the Leased Premises for any purpose or in any manner which is or may be, directly or indirectly, violate of any Legal Requirement, or a public nuisance; (b) keep, or permit to be kept, any substance in or conduct, or permit to be conducted, any activity which emits offensive odors or conditions into other portions of the Complex, or makes undue noise or creates undue vibrations; (c) commit or permit to remain any waste to the Complex; or (d) except for the Permitted Use, commit any action or circumstance in or about the Complex, or use the Leased Premises in a manner which, directly or indirectly, causes any Insurer to cancel or to increase the premium or any deductible or co-insurance amount on any insurance policy maintained by Landlord covering any portion of the Complex or its contents. Except for the Permitted Use, if any increase in premiums on any insurance policy results from any act of Tenant, then Tenant shall pay such increase promptly upon demand therefor by Landlord.

13.
Access by Landlord.  Subject to the provisions of Section 7.3 relating to the Privacy Laws and such other reasonable limitations as Tenant may impose, Landlord, any Landlord’s Mortgagee, and any of their respective employees, contractors, agents, and representatives, shall have the right (and Landlord, for itself and all such Persons, hereby reserves the right) to enter the Leased Premises at all hours upon reasonable prior notice (except no such notice shall be required in any emergency) (a) to inspect, clean, maintain, repair, replace, or alter the Leased Premises or the Building and (b) to show the Leased Premises to prospective purchasers or lenders (and, during the last twelve [12] months of the Term, to prospective tenants). In an emergency, Landlord (and such Persons) may use any reasonable means under the circumstances to open any door into or in the Leased Premises without any liability therefor. Entry into the Leased Premises by Landlord or any other Person identified in the first sentence of this Section 13 for any purpose permitted herein shall not (x) entitle Tenant to any abatement or reduction in Rent, or (y) constitute a trespass or an eviction (constructive or otherwise), or, constitute grounds for any claim (and Tenant hereby waives any claim) for damages for any injury to or interference with Tenant’s business, for loss of occupancy or quiet enjoyment, or for consequential damages, unless directly caused by the gross negligence or intentionally wrongful conduct of any Landlord Related Party.

14.
Condemnation.  If (a) all of the Complex is Taken, or (b) so much of the Complex is Taken that, in Tenant’s reasonable opinion, the remainder cannot be restored to an economically viable, first-class rehabilitation hospital or such Taking would interfere with Tenant’s operations of its hospital, or (c) the awards received by Landlord as a result of any Taking with respect to the Complex are, in Landlord’s reasonable opinion, inadequate to restore the remainder to an economically viable, first-class rehabilitation hospital, Landlord or Tenant may, at its election, exercisable by the giving of written notice within ninety (90) days after the date of the Taking, terminate this Lease as of the date of the Taking or the date Tenant is deprived of possession of the Leased Premises (whichever is earlier).  If this Lease is not terminated as a result of a Taking, subject to Landlord’s timely receipt of all such permits, authorizations, consents, and approvals (governmental, Landlord’s Mortgagee[s], or otherwise) as are required for the restoration of the Complex, Landlord shall restore the Complex remaining after the Taking to, as nearly as practicable, its original condition in accordance with the Construction Documents, within twelve (12) months after such Taking. Beginning with the Taking and thereafter during the period of restoration, Base Rent shall be proportionately abated to the extent any portion of the Leased Premises are rendered untenantable and, after the period of restoration, Base Rent shall be permanently modified in the proportion that the area, if any, of the Leased Premises Taken or otherwise rendered untenantable bears to the area of the Leased Premises just prior to the Taking, provided that no such claim on the part of Tenant will have the effect of reducing the amount of any claim which could otherwise be made by Landlord (it being expressly agreed that any claim which Tenant might otherwise make which would reduce the award to which Landlord would otherwise be entitled is expressly hereby waived and relinquished by Tenant in favor of Landlord.  Except as provided in the next sentence, all awards, proceeds, compensation, and other payments from or with respect to any Taking of the Complex or any portion thereof shall belong to Landlord. Tenant shall have the right to assert its own  claim for, and to recover from the condemning authority, but not from Landlord, Tenant’s damages and costs on account of any Taking.

15.	Casualty.

15.1
General. Tenant shall give prompt written notice to Landlord of any casualty to the Leased Premises of which Tenant is aware and Landlord shall give Tenant prompt written notice of any casualty to the Leased Premises of which Landlord is aware. If (a) the Leased Premises are partially or totally destroyed but in Landlord’s reasonable opinion, they cannot be restored to an economically viable, first-class rehabilitation hospital, or (b) the insurance proceeds received by Landlord as a result of any casualty affecting the Leased Premises are, in Landlord’s reasonable opinion, inadequate to restore the portion of the Leased Premises remaining to an economically viable and first-class rehabilitation hospital, then, at Tenant’s or Landlord’s election exercisable by the giving of written notice within sixty (60) days after the casualty, Landlord or Tenant may terminate this Lease as of the date of the casualty or the date Tenant is deprived of possession of the Leased Premises (whichever is later). If this Lease is not terminated as a result of a casualty, subject to Landlord’s timely receipt of all such permits, authorizations, consents, and approvals (governmental, Landlord’s Mortgagee[s], Tenant, or otherwise) as are required for the restoration of the Leased Premises, Landlord shall restore the Leased Premises to, as nearly as practicable, the original condition thereof in accordance with the Construction Documents. Beginning with such casualty and thereafter during the period of restoration, Base Rent shall be proportionately abated to the extent any portion of the Leased Premises are rendered untenantable and, after the period of restoration, Base Rent shall be permanently modified in the proportion that the area, if any, of the Leased Premises remaining untenantable after the restoration bears to the area of the Leased Premises just prior to the casualty.

16.	Subordination and Attornment.

16.1
General. Subject to the provisions of Section 16.3, this Lease, Tenant’s leasehold estate created hereby, and all of Tenant’s rights, titles, and interests hereunder and in and to the Complex are subject and subordinate to any Mortgage of any Landlord’s Mortgagee presently existing or hereafter placed upon all or any portion of the Complex. However, Landlord reserves the right, and Tenant hereby agrees with Landlord that Landlord and any Landlord’s Mortgagee shall each have the right, exercisable by any of them at any time upon the giving of written notice to Tenant and without any compensation or consideration being payable to Tenant, to make this Lease, and Tenant’s leasehold estate and rights, titles, and interests, superior to any such Mortgage. Subject to the provisions of Section 16.3, upon the written request by Landlord or by any Landlord’s Mortgagee to Tenant, and without any compensation or consideration being payable to Tenant, Tenant shall execute, have acknowledged, and deliver a recordable document (in a form customarily required by such Landlord’s Mortgagee) confirming that this Lease, Tenant’s leasehold estate in the Leased Premises, and all of Tenant’s rights, titles, and interests hereunder are subject and subordinate (or, at the election of Landlord or any Landlord’s Mortgagee, superior) to the Mortgage benefiting such Landlord’s Mortgagee, and containing such other provisions as any Landlord’s Mortgagee may reasonably request.

16.2
Attornment. Upon the written request of any Person succeeding to the interest of Landlord under this Lease, provided such successor recognizes in writing the existence of this Lease and Tenant’s rights hereunder, Tenant shall automatically become the tenant of and attorn to such successor in interest without any change in any of the provisions of this Lease. No successor in interest shall be (a) bound by any payment of Rent for more than one (1) month in advance, except payments of security for the performance by Tenant of Tenant’s obligations under this Lease; (b) subject to any offset, defense, or damages arising out of any default by, or any unfulfilled  obligations of, any preceding Landlord; or (c) bound by any amendment of this Lease entered into after Tenant has been given written notice of the name and address of a Landlord’s Mortgagee and without the written consent of such Landlord’s Mortgagee or such successor in interest, subject to the nondisturbance provisions of Section 16.3. The subordination, attornment, and Mortgage protection provisions of this Section 16 are self operative and no further instruments of subordination, attornment, or Mortgage protection need be required by any Landlord’s Mortgagee or successor in interest thereto. Nevertheless, upon any written request therefor, and without any compensation or consideration being payable to Tenant, Tenant agrees to execute, have acknowledged, and deliver such documents (in such form as is customarily required by such Landlord’s Mortgagee or successor in interest thereto) as may reasonably be requested from time to time to confirm the same.

16.3
Non Disturbance.  Any Landlord’s Mortgagee (and any other Person succeeding to Landlord’s interest in the Leased Premises) whose lien is to be superior to the rights of Tenant under this Lease shall agree that if, by dispossession, foreclosure, or otherwise, a Landlord’s Mortgagee, or such successor in interest, comes into possession of the Complex or any portion thereof or interest therein or the Leased Premises, or takes over the rights of Landlord in the Complex or any portion thereof or interest therein or the Leased Premises, such Person will not disturb the possession, use, or enjoyment of the Leased Premises by Tenant, nor disaffirm this Lease or Tenant’s rights or estate hereunder, so long as no uncured Event of Default exists and the obligations of Tenant are fully performed in accordance with the terms of this Lease. As a condition to Tenant’s execution and delivery of any document required to be executed by Tenant pursuant to Sections 16.1 and 16.2, each Landlord’s Mortgagee or other Person succeeding to Landlord’s interest in the Leased Premises requesting any such document from Tenant shall simultaneously execute and deliver a recordable document (in such form as is customarily executed and delivered by such Landlord’s Mortgagee or other Person succeeding to Landlord’s interest in the Leased Premises) confirming such non-disturbance obligations any time Tenant is required to execute and deliver the documents described in Sections 16.1 and/or 16.2.

17.	Insurance.

17.1
General. Tenant shall obtain and maintain throughout the Term (and not fewer than ten [10] Business Days prior to any entry upon the Leased Premises by any Tenant Related Party which occurs prior to the Commencement Date) the following policies of insurance:

(a)
Causes of Loss – Special form insurance covering all property of every kind and description owned by Tenant or for which Tenant is legally liable, or installed by or on behalf of Tenant at the Leased Premises (other than the Building Work up to the amount of Landlord’s Costs), in an amount not less than the full replacement cost thereof, from time to time, with a deductible not exceeding one percent (1%) of the full replacement cost thereof;

(b)
commercial general liability insurance, including fire legal liability and contractual liability coverage, against claims for personal injury, death, and property damages occurring in or about the Leased Premises, with a combined single limit of not less than (i)  $1,000,000 for personal injury, bodily injury, and property damage with respect to any one occurrence; (ii) $2,000,000 annual aggregate; and (iii) $1,000,000 in respect of any instance of property damage (which insurance shall be written on an occurrence basis); and

(c)	worker’s compensation insurance as required by law, as well as employers liability insurance in the amount of $1,000,000.00 per accident.

Not fewer than ten (10) Business Days prior to any entry upon the Complex by any Tenant Related Party (pursuant to Section 6.2 or otherwise), Tenant shall obtain and deliver to Landlord the insurance policies described in (a), (b) and (c), above.  Additionally, prior to the Commencement Date, Tenant shall deliver to Landlord certificates of all insurance required by this Section 17.1 and shall, at all times during the Term, deliver to Landlord upon written request evidence of said insurance policies. The policy described in clause (b) shall name Landlord and each Landlord’s Mortgagee of which Tenant has notice as an additional insured. All insurance policies required pursuant to this Section 17.1 shall provide that they will not be cancelled or reduced in value (except a reduction in policy aggregate due to incurred claims), without thirty (30) days’ prior written notice to Landlord, and are primary coverage, so that any insurance coverage obtained by Landlord shall be in excess thereto.  Tenant shall deliver to Landlord certificates of renewal not fewer than fifteen (15) days prior to the expiration date of each such policy and evidence of renewal or replacement insurance prior to terminating any such policies. Tenant shall cause its insurance company to name, as additional insureds on the commercial general liability policy, Landlord, each Landlord’s Mortgagee, Landlord's property management company, and such other Affiliates and agents of Landlord as Landlord may from time to time designate.

17.2	Landlord’s Insurance. Landlord shall obtain and maintain throughout the Term the following policies of insurance:

(a)
Causes of Loss – Special form insurance covering the Complex (including but not limited to the Building), but excluding any property insured by Tenant under Section 17.1(a), in an amount not less than the full replacement cost thereof and with a deductible not exceeding one percent (1%) of the full replacement cost thereof; and

(b)
commercial general  liability insurance against claims for personal injury, death, and property damage occurring in or about the Complex, such insurance to afford protection to the limits of (i) not less than $1,000,000 in respect to injury to or death of any number of persons arising out of any one occurrence; (ii) $2,000,000 annual aggregate coverage; and (iii) $1,000,000 in respect to any instance of property damage.

Prior to the Commencement Date, Landlord shall deliver to Tenant certificates of such insurance and during the Term, Landlord shall deliver to Tenant evidence of said insurance policies.  The policies described shall provide that they will not be cancelled or reduced in value (except a reduction in policy aggregate due to incurred claims), without thirty (30) days' prior written notice to Tenant.

Additionally, during performance of the Building Work and the Landlord’s Work, Landlord shall require Landlord’s contractors performing such work to obtain (or Landlord shall obtain) policies of builder’s risk insurance covering the insurable value of such work, and Landlord shall furnish evidence of such insurance to Tenant upon Tenant’s written request therefor.

17.3
Waiver of Subrogation. On behalf of themselves and their respective Insurers, Landlord and Tenant hereby waive all claims, rights of recovery, and causes of action that either Party or any Person claiming by, through, or under such Party may now or hereafter have by subrogation or otherwise against the other Party or against any of the other Party’s officers, directors, managers, members, partners, or employees for any loss or damage that may occur to the Complex, the Leased Premises, Tenant’s leasehold improvements, or any of the contents of any of the forgoing by reason of fire or other casualty, or by reason of any other cause except gross negligence or willful misconduct (thus including simple negligence of the Parties hereto or their officers, directors, shareholders, or partners), that could have been insured against under the terms of (a) in the case of Landlord, the “special” form property insurance policy required pursuant to Section 17.2(a) and (b) in the case of Tenant, the “special” form property insurance policy required pursuant to Section 17.1(a); provided, however, that the waiver set forth in this Section 17.3 shall be ineffective against any Insurer of Landlord or Tenant to the extent that the waiver is prohibited by the laws or insurance regulations of the State of Texas or would invalidate any insurance coverage of Landlord or Tenant. Landlord and Tenant hereby agree to cause (if available) an endorsement to be issued to their respective insurance policies recognizing this waiver of subrogation.

17.4
Indemnity. TENANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS LANDLORD AND ITS AGENTS FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) FOR ANY LOSS ARISING FROM ANY OCCURRENCE ON THE LEASED PREMISES OR FROM TENANT’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS LEASE (OTHER THAN A LOSS ARISING FROM THE SOLE OR GROSS NEGLIGENCE OF LANDLORD OR ITS AGENTS), EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS, AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS.  THIS INDEMNITY PROVISION IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT AS PROVIDED ABOVE WHEN LANDLORD OR ITS AGENTS ARE JOINT, COMPARATIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT.  THIS INDEMNITY PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS LEASE.

18.
Third Parties. Notwithstanding any other provisions of this Lease, Landlord shall have no responsibility or liability to Tenant, or to Tenant’s officers, managers, members, or partners (all of the foregoing in their respective capacity as such) for bodily injury, death, property damage, business interruption, loss of profits, loss of trade secrets, or other direct or consequential damages occasioned by (a) the acts or omissions of any other tenant of the Complex, or such other tenant’s officers, directors, shareholders, partners, employees, agents, contractors, invitees, or guests; (b) Force Majeure; (c) vandalism, theft, burglary, or other criminal acts (other than those committed by Landlord or its employees); and (d) after the issuance of the COO and the TDH Document, and except for (i) any deficiencies noted therein which Landlord is required to correct, (ii) the “punch list” items pursuant to the Work Letter, and (iii) any latent defects, the repair, replacement, maintenance, damage, or destruction of the Leased Premises, unless the damages to the Leased Premises are caused by the negligence of Landlord and then only to the extent of the actual cost of repair or replacement.

19.
Landlord’s Lien.  In addition to the statutory landlord’s lien, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all of Tenant’s equipment, fixtures, furniture, improvements, inventory, accounts, general intangibles, instruments, chattel paper, electronic chattel paper, investment property, health care insurance receivables, and Goods (as defined in Article 9 of the Texas Uniform Commercial Code of the state in which the Building is located) now or hereafter acquired by Tenant, and all proceeds therefrom (the “Collateral”).  The Collateral shall not be removed from the Leased Premises without the consent of Landlord until all obligations of Tenant have been fully performed.  Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded a secured party under the Uniform Commercial Code of the State in which the Building is located (the “UCC”).  In connection with any public or private sale under the UCC, Landlord shall give Tenant ten (10) days prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which is agreed to be a reasonable notice of such sale or other disposition.  Tenant upon request of Landlord will execute an appropriate financing statement and in the event Tenant fails to promptly execute such a financing statement, Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord’s security interest under this Section 19, which power is coupled with an interest and shall be irrevocable during the Term.  Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral.  However, so long as no default shall exist in the performance of Tenant’s obligations under this Lease, Landlord agrees to subordinate the security interest herein granted and the statutory landlord’s lien to any security interests which Tenant may grant in Tenant’s equipment, fixtures, furniture, improvements, inventory, accounts, general intangibles, instruments, chattel paper, electronic chattel paper, investment property, health insurance receivables and Goods as security for the acquisition cost thereof or any operating line of credit utilized to finance the cost of Tenant’s operations in the Leased Premises.

20.
Americans with Disabilities Act. Landlord agrees that to the extent required by the ADA,  Landlord will construct the improvements to the Leased Premises in substantial compliance with the ADA to the extent required to avoid any fines or penalties with respect thereto. Subject to Landlord’s compliance with the preceding sentence, all capital costs incurred by Landlord after the Commencement Date for ADA compliance (as a result of changes in the ADA or otherwise) shall be included in Operating Expenses on a depreciated basis in accordance with generally accepted accounting principles. Tenant alone is responsible for compliance with the ADA in the Leased Premises after the Commencement Date; provided, however, Tenant is not responsible for any such ADA compliance which is required because of Landlord's failure to substantially comply with the ADA as of the Commencement Date.

21.
Quiet Enjoyment.  Provided Tenant timely pays the Rent and all other sums required herein and timely performs all of Tenant’s other obligations pursuant to this Lease, Tenant shall and may peaceably and quietly have, hold, occupy, use, and enjoy the Leased Premises for the Permitted Use during the Term, subject to the provisions of this Lease. Landlord agrees to warrant and forever defend Tenant’s right to occupy the Leased Premises against the claims of all Persons whomsoever lawfully claiming the same or any part thereof, by, through, or under Landlord, but not otherwise, subject to the provisions of this Lease.

22.	Default by Tenant.

22.1	Events of Default. Each of the following occurrences constitutes an “Event of Default”:

(a)
The failure of Tenant to pay Rent as and when due hereunder and the continuance of such failure for a period of fifteen (15) days after written notice from Landlord or any Landlord’s Mortgagee to Tenant specifying the failure; provided, however, after Tenant has received written notice pursuant to this Section 23.1(a) on two (2) separate occasions in any calendar year, no further notice to Tenant shall be required under this Section 23.1(a); or

(b)
The failure of Tenant to perform, comply with, or observe any other agreement, obligation, or undertaking of Tenant, or any other term, condition, or provision, in this Lease, including, without limitation, the provisions of Section 8.2, and the continuance of such failure for a period of thirty (30) days after written notice to Tenant specifying the failure, provided that, in the event the performance, compliance with, or observation of the agreement, obligation, or undertaking of Tenant requires more than thirty (30) days, then such thirty (30) day period shall be extended to an aggregate period of ninety (90) days if Tenant commences a cure of the default within ten (10) calendar days after Tenant’s receipt of notice thereof and diligently pursues such cure of the default to completion; or

(c)
The abandonment of the Leased Premises by Tenant or the failure of Tenant to occupy and utilize the Leased Premises for the use permitted hereunder for thirty (30) consecutive days the Leased Premises or any significant portion thereof; or

(d)
The filing of a petition by Tenant (i) in any bankruptcy or other insolvency proceeding, (ii) seeking any relief under the Bankruptcy Code or any similar debtor relief law, or (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interested in this Lease; or

(e)	The filing of a petition of the type described in Section 23.1(d) against Tenant and the failure of such case to be dismissed within one hundred fifty (150) days after the filing thereof; or

(f)	The admission by Tenant in writing that it cannot pay its debts as they become due or the making by Tenant of an assignment for the benefit of its creditors.

22.2
Remedies of Landlord. Upon any Event of Default, and at any time thereafter while any Event of Default remains uncured, Landlord may, at Landlord’s option and in addition to all other rights, remedies, and recourses available to Landlord at law, in equity, or pursuant to this Lease, do any one (1) or more of the following:

(a)
Terminate this Lease by written notice to Tenant, in which event Tenant shall immediately vacate the Leased Premises and shall simultaneously pay to Landlord the sum of (i) all Rent and other amounts accrued hereunder to the date of termination and (ii) all reasonable costs; and/or

(b)
Without terminating this Lease, terminate Tenant’s right to possession of the Leased Premises by written notice to Tenant, in which event Tenant shall immediately vacate the Leased Premises and shall simultaneously pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession; (ii) all amounts due from time to time under Section. 23.3; and (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term as the same become due, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period. Reentry by Landlord in the Leased Premises will not affect the obligations of Tenant hereunder for the unexpired Term. Landlord may bring actions against Tenant to collect amounts due by Tenant on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term. If Landlord elects to proceed under this Section 23.2(b), Landlord may at any time elect to terminate this Lease pursuant to Section 23.2(a); and/or

(c)	Subject to the provisions of Section 23.6, exercise any other right or remedy available to Landlord pursuant to this Lease, at law, or in equity.

22.3
Reletting. Upon termination of this Lease or upon termination of Tenant’s right to possession of the Leased Premises, Landlord shall make reasonable attempts to relet the Leased Premises, for such period, to such tenant(s), and for such uses and purposes as Landlord, in the exercise of its sole discretion acting in good faith, may choose. Tenant shall not be entitled to any rent obtained by reletting in excess of the Rent herein reserved except as a credit against amounts due under Section 23.2 ..

22.4
Landlord’s Right to Pay or Perform. Upon an Event of Default, without obligation to do so and without thereby waiving or curing such Event of Default, Landlord may pay or perform (or attempt to pay or perform) the underlying obligation for the account of Tenant, and enter the Leased Premises and expend the Security Deposit and other sums for such purpose. All sums, if any, expended by Landlord pursuant to this Section 23.4 are due and payable by Tenant to Landlord immediately upon demand, shall be considered Rent, and shall bear interest as provided in Section 26.12.

22.5
Injunctive Relief; Remedies Cumulative. Notwithstanding any other provisions of this Lease, upon the occurrence of any Event of Default hereunder, including, without limitation, any Event of Default specified in Section 23.1, Landlord shall be entitled to pursue any and all remedies available to Landlord  pursuant to the provisions of this Lease, including, without limitation, the remedies set forth in Section 23, injunctive relief, specific performance, and/or an action to recover only Landlord’s actual monetary damages proximately caused by Tenant hereunder. Landlord hereby expressly waives and abandons all other rights, if any, to any action against Tenant or any Tenant Related Party to recover consequential, special, exemplary, treble, punitive, or any other damages, other than actual monetary damages. Without limiting the foregoing, Landlord may restrain or enjoin any Event of Default or threatened Event of Default without the necessity of proving the inadequacy of any legal remedy or irreparable harm.  The rights, remedies, and recourses of Landlord for an Event of Default are cumulative and no right, remedy, or recourse of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

22.6
No Waiver; No Implied Surrender. The provisions of this Lease may not be waived orally or impliedly, but only by the Party entitled to the benefit of the provision and only by an express waiver in writing. Thus, neither the acceptance of Rent by Landlord following an Event of Default (whether known to Landlord or not), nor any other custom or practice followed in connection with this Lease, constitutes a waiver by Landlord of such Event of Default or any other Event of Default. Further, any failure by Landlord to complain of any action or inaction by Tenant, or to assert that any action or inaction by Tenant constitutes (or would constitute, with the giving of notice and/or the passage of time) an Event of Default, regardless of how long such failure continues, does not extinguish, waive, or in any way diminish the rights, remedies, and recourses of Landlord with respect to such action or inaction. No waiver by Landlord of any provision of this Lease or of any breach by Tenant of any obligation of Tenant hereunder shall be deemed to be a waiver of any other provision of this Lease, or of any other breach by Tenant of the same or any other provision of this Lease. Any consent by Landlord to any act by Tenant requiring Landlord’s consent shall not be deemed to render unnecessary the obtaining of Landlord’s consent to any other act of Tenant. No act or omission by Landlord (other than Landlord’s execution of a document acknowledging such surrender) or Landlord’s agents, including the delivery of the keys to the Leased Premises, shall constitute an acceptance of a surrender of the Leased Premises.

23.	Defaults by Landlord.

Except for any delay in Landlord’s performance of any of Landlord’s obligations hereunder caused by Force Majeure, a Landlord Default (herein so called) shall exist under this Lease if Landlord fails to perform any of Landlord’s obligations hereunder and said failure continues for a period of thirty (30) days after Tenant gives Landlord (and, provided that Tenant shall have been given the name and mailing address of any Landlord’s Mortgagee, each such Landlord’s Mortgagee) written notice thereof specifying, with reasonable particularity, the nature of Landlord’s default; provided, however, that if the default cannot reasonably be cured within such thirty (30) day time period, then such thirty (30) day period shall be extended to an aggregate period of ninety (90) days if Landlord or any Landlord’s Mortgagee commences to cure the default after Tenant gives such notice and thereafter diligently pursues the curing of same to completion. Tenant’s sole and exclusive remedy for any uncured default by Landlord hereunder, in lieu of all other remedies, at law, in equity, or pursuant to this Lease (all of which other remedies, if any, Tenant hereby expressly waives and abandons) shall be the right to pursue an action to recover only Tenant’s actual monetary damages proximately caused by such default by Landlord under this Lease.

24.
Right of Reentry. Upon the expiration or termination of the Term, for whatever cause, or upon the exercise by Landlord of its right to re-enter the Leased Premises without terminating this Lease after an Event of Default, Tenant shall immediately, quietly, and peaceably surrender to Landlord possession of the Leased Premises in “broom clean” and good order, condition, and repair, except only for ordinary wear and tear, the provisions of Section 8.2, damage by casualty not covered by Section 15.2, repairs to be made by Landlord pursuant to Sections 14 and 15.1, and any condition of the Leased Premises caused by Landlord. If Tenant fails to surrender possession as herein required, Landlord may initiate any and all legal action as Landlord may elect to dispossess Tenant and all of its property, and all Persons claiming by, through, or under Tenant and all of their property, from the Leased Premises, and may remove from the Leased Premises and store (without any liability for loss, theft, damage, or destruction thereto, unless caused by Landlord’s gross negligence) any such property at Tenant’s sole liability, cost, and expense. For so long as Tenant remains in possession of the Leased Premises after such expiration, termination, or exercise by Landlord of its re-entry right, Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all of the obligations of Tenant pursuant to this Lease, except that the daily Base Rent shall be one hundred fifty percent (150%) of the per day Rent in effect immediately prior to such expiration, termination, or exercise by Landlord. No such holding over shall extend the Term. If Tenant fails to surrender possession of the Leased Premises in the condition herein required, Landlord may, at Tenant’s expense, restore the Leased Premises to such condition.

25.	Miscellaneous.

25.1	Time of Essence. Time is of the essence with respect to each date or time specified in this Lease by which any performance is to occur.

25.2
Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of Texas. All monetary and other obligations of Landlord and Tenant are performable in Dallas County, Texas.

25.3
Assignment by Landlord. Landlord shall have the right to assign, sell, or otherwise transfer, in whole or in part, all or any of Landlord’s rights, titles, or interests in and to the Complex and/or this Lease. Upon any such assignment, sale, or transfer, Landlord shall be relieved of all unaccrued liabilities and obligations hereunder to the extent of the interest so assigned, sold, or transferred. In the event of any such assignment, sale, or transfer by Landlord of its interest in the Complex (or any portion thereof) or in this Lease (other than a collateral assignment to secure a debt of Landlord) to a successor in interest who expressly assumes the obligations of Landlord under this Lease, Landlord shall be released and discharged from all of its covenants and obligations under this Lease, except obligations which have accrued prior to any sale, assignment, or transfer, and Tenant agrees to look solely to Landlord’s successor in interest for performance of such obligations.

25.4	Commencement Date and Estoppel Certificates.

(a)
From time to time at the request of Landlord or any Landlord’s Mortgagee, Tenant will promptly and without compensation or consideration, execute, have acknowledged, and deliver a certificate addressed to Landlord and/or any other Person(s) reasonably designated by Landlord, stating (i) the Commencement Date, Rent Commencement Date and the date of expiration of the Term; (ii) the rights (if any) of Tenant to extend or shorten the Term or to expand or reduce the size of the Leased Premises; (iii) the Rent (or any components of the Rent) currently payable hereunder, and the date through which Rent is paid; (iv) whether this Lease has been amended in any respect and attaching thereto copies of this Lease and all amendments, if any, to this Lease; (v) whether, within the knowledge of Tenant, there are any existing breaches or defaults by Landlord or Tenant hereunder and, if so, stating the defaults with reasonable particularity; (vi) that the transaction, if any, described in the request does not constitute a default by Landlord under this Lease; and (vii) such other information pertaining to Tenant and this Lease as Landlord, any Landlord’s Mortgagee, or any prospective purchaser or prospective Landlord’s Mortgagee may reasonably request.

(b)
From time to time at the request of Tenant, Landlord will promptly and without compensation or consideration execute, have acknowledged, and deliver a certificate addressed to Tenant and/or any other Person(s) reasonably designated by Tenant, stating (i) the Commencement Date, Rent Commencement Date and the date of expiration of the Term; (ii) the rights, if any, of Tenant to extend or shorten the Term or to expand or reduce the size of the Leased Premises; (iii) the Rent (or any components of the Rent) currently payable hereunder and the date through which Rent has been paid; (iv) whether this Lease has been amended in any respect and attaching thereto copies of this Lease and all amendments, if any, to this Lease; (v) whether, within the knowledge of Landlord, there are any existing breaches or defaults by Landlord or Tenant hereunder and, if so, stating such defaults with reasonable particularity; (vi) that the transaction, if any, described in the request does not constitute an Event of Default under the Lease; and (vii) such other information pertaining to Tenant and this Lease as Tenant, or any prospective assignee of Tenant’s interest in this Lease may reasonably request.

25.5
Signs; Complex Name and Address. Subject to the provisions of Section 7.4, Landlord shall have the right, exercisable from time to time at Landlord’s discretion, to maintain any and all signs anywhere in the Complex, and to change the name and street address of the Complex.

25.6
Notices. All notices and other communications authorized, permitted, or required pursuant to this Lease must be in writing, addressed as set forth in this Section 26.6, and sent either by prepaid United States Postal Service first class certified mail with return receipt requested; by delivery in person to the address of the addressees; or by prepaid nationally recognized delivery service such as Federal Express or UPS. Notices sent by prepaid United States Postal Service first class certified mail with return receipt requested shall be deemed received on the date of the first attempted delivery thereof, as shown on the United States Postal Service’s return receipt. Notice sent by delivery in person shall be deemed received on the Business Day delivered, if delivered before 5:00 p.m., local time, at the address of the addressee, and if delivered after 5:00 p.m. on any day, on the next Business Day thereafter. Notice sent by a nationally recognized delivery service shall be deemed received on the Business Day delivered to the addressee. Notice given in any other manner, and any notice given to Landlord, shall be effective only upon receipt by the intended addressee. For the purposes of notice, the address of (a) Landlord shall be addressed  9301 N. Central Expressway, Suite 300, Dallas, Texas 75231-5009, Attn: ______________________; and (b) Tenant shall be, prior to the Commencement Date, the address recited on the signature page hereof, to the attention of the Chief Executive Officer of Tenant Attention: Chief Executive Officer, with a copy of such notice to 6161 Harry Hines Boulevard, Suite 100, Dallas, Texas 75235, Attention Anne Leon. Each Party shall have the continuing right to change its address for notice hereunder and/or add additional addresses to which copies of notices should be sent by the giving of fifteen (15) days’ prior written notice to the other party in accordance with this Section 26.6.

25.7
Entire Agreement; Amendment; and Binding Effect. This Lease constitutes the entire agreement between Landlord and Tenant relating to the subject matter hereof.  Any and all prior and contemporaneous agreements and understandings relating to this Lease and the relationship of Landlord and Tenant which are not contained herein are terminated. This Lease may be amended only by a written document duly executed by Landlord and Tenant (and, if a Mortgage is then in effect, by the Landlord’s Mortgagee, and any alleged amendment which is not so documented shall not be effective as to either Party. The provisions of this Lease are binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided; however, that this Section 26.7 does not negate, diminish, or alter the restrictions on Transfers applicable to the Parties set forth elsewhere in this Lease. There are no third party beneficiaries of this Lease.

25.8
Severability. This Lease is intended to be performed in accordance with all Legal Requirements. If any provision of Lease or the application thereof to any Person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the Parties as contained herein, the remainder of this Lease and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

25.9
Number and Gender; Captions and References. As the context of this Lease may require, pronouns include natural persons and legal entities of every kind and character, the singular number includes the plural and the neuter includes the masculine and the feminine gender. Section headings in this Lease are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define any section hereof. Whenever the terms “hereof,” “hereby,” “herein”, “hereunder” or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” shall be construed as referring to the indicated Section of this Lease.

25.10
Attorneys’ Fees.  If litigation is initiated by either Party against the other relating to this Lease, then the prevailing Party on issues related to the Lease shall be entitled to recover, in addition to all damages allowed by law and other relief, all court cost and reasonable attorneys’ fees incurred in connection with such litigation.

25.11
Brokers. Each Party hereby warrants and represents to the other Party that the representing Party has not incurred or authorized any brokerage commission, finder’s fees, or similar payments for which the other Party is responsible in connection with this Lease, and each Party agrees to defend, indemnify, and hold the other Party harmless from and against any claim for brokerage commission, finder’s fees, or similar payment arising by virtue of authorization of such Party, or any Affiliate of such Party, in connection with this Lease.

25.12
Interest on Obligations.  Any amount due from Tenant to Landlord or from Landlord to Tenant which is not paid when due shall bear interest at the lesser of (a) eighteen percent (18%) per annum,  (b) the “prime rate” of interest on the date such payment is due, as set by the largest national bank doing business in Dallas, Texas, plus an additional five (5%) percent per annum, or (c) the maximum rate chargeable under applicable Legal Requirements from ten (10) calendar days after the date such payment is due until paid, but the payment of such interest does not excuse or cure the default in payment.

25.13	Dollars. As used in this Lease, the symbol “$”means United States dollars, the lawful currency of the United States.

25.14
Authority. Each Party warrants and represents to the other that the Recitals are true and correct; that each is a duly organized or qualified and existing legal Person, qualified to transact business and in good standing in the State of Texas; each has full right and authority to execute, deliver, and perform this Lease; each Person executing this Lease on behalf of a Party was authorized to do so, and upon request of a Party; each such Person will deliver to the other Party satisfactory evidence of his or her authority to execute this Lease on behalf of a Party.

25.15	Incorporation by Reference. All Exhibits and written addenda attached hereto are incorporated herein for any and all purposes.

25.16	Hazardous Waste; Bio-Hazardous Waste. Tenant warrants and represents to, and covenants with, Landlord that:

(a)
Substance.  The term “Hazardous Substances” used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with the other materials expected to be on the Premises, is either:  (i) potentially injurious to the public health, safety or welfare, the environment or the Premises or the Building, (ii) regulated or monitored by any governmental authority agency or third party under any applicable statute or common law theory.  Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof.

(b)
Reportable Use.  Except as required in connection with the ordinary course of operating Tenant’s business in a manner consistent with the Permitted Use of the Premises, Tenant shall not engage in any activity in, on or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all applicable laws.  “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage of, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with any governmental authority.  Reportable Use shall also include Tenant’s being responsible for the presence in, on or about he Premises of a Hazardous Substance with respect to which any applicable law requires that a notice be given to persons entering or occupying the Premises, the Building or neighboring properties.  Notwithstanding the foregoing, Tenant shall be permitted, without Landlord’s prior consent, but in compliance with all applicable laws, to use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of Tenant’s business on the Premises, so long as such use is not a Reportable Use and does not expose the Premises, the Building or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability thereof.  In addition, Landlord may but without any obligation to do so, condition its consent to the use or presence of any Hazardous Substance, activity or storage tank by Tenant upon Tenant giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, the Building, the Complex and the environment against damage, contamination or injury and/or liability therefrom or therefor, including; but not limited to, the installation (and removal on or before Lease’s expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements); the deposit of security in an amount reasonably determined by Landlord to be held by Landlord under this Lease for assurance thereof; the purchase, at Tenant’s expense, of additional insurance covering such risks.

(c)
Bio-Hazardous Waste. At Tenant’s sole liability, risk, cost and expense, Tenant shall provide proper receptacles and containers for all Bio-Hazardous Medical Waste and shall make such arrangements for the disposal of Tenant’s Bio-Hazardous Medical Waste as shall be necessary, proper and/or required for the health and safety of other tenants and invitees of the Premises.  All such disposal shall be in strict compliance with applicable laws and regulations.  Landlord may, but shall not be obligated to, review and approve such arrangements, but no such review or approval shall impose any liability on Landlord with respect to such disposal.  Landlord assumes no duty, obligation or liability with respect to Tenant’s Bio-Hazardous Medical Waste.

(d)
Duty to Inform Landlord.  If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition arising or resulting from same, has come to be located in, on, under or about the Premises, other than as previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord.  Tenant shall also immediately give Landlord a true copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceedings given to, or removed from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Substance or Bio-Hazardous Medical Waste or contamination in, on, or about the Premises, including but not limited to all such documents as may be involved in any Reportable Use involving the Premises.

(e)
Indemnification of Landlord.  Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, mortgagees and ground lessors, if any, and the Premises and Complex, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees arising out of or involving any Hazardous Substance, or storage tank brought onto or generated at the Premises during the Term by or for Tenant or under Tenant’s control.  Tenant’s obligations under this subparagraph shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultant’s and attorney’s fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substance unless specifically so agreed by Landlord in writing at the time of such agreement.

(f)
Indemnification of Tenant.  Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all loss, damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees arising out of or involving any Hazardous Substance or storage tank brought onto the Premises by Landlord, or existing on the Premises as of the Commencement Date and Landlord’s obligations under this subparagraph shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Landlord, and the cost of investigation (including consultant’s and attorney’s fees and testing) removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Landlord from it obligations under this Lease with respect to Hazardous Substances or storage tanks, unless specifically so agreed by Tenant in writing at the time of such agreement.

(g)
Landlord represents and warrants to Tenant as of the date hereof that to Landlord’s current actual knowledge there is no environmental contamination of the Land other than as disclosed in the Phase I Environmental Site Assessment dated December 5, 2006 prepared by Environmental Analytics, Inc. (“Environmental Report”) a copy of which Environmental Report has been provided to Tenant; provided, however, Landlord makes no representation or warranty regarding the accuracy of the findings, conclusions or recommendations contained in the Environmental Report or the qualifications of the consultant who prepared the Environmental Report.

25.17	Multiple Counterparts. This Lease may be executed in two (2) or more counterparts, each of which is an original, but all of which constitute one (1) instrument.

25.18
Force Majeure. If either Party is delayed or prevented from the performance or completion of any act required by this Lease by reason of Force Majeure, then the performance of such act (other than the payment of money) shall be excused for the period of the delay caused by the Force Majeure, and the period for the performance of any such act (other than the payment of money) shall be extended for a period equivalent to the period of such delay. Any Party claiming a delay caused by Force Majeure must notify the other Party in writing of the existence of its claim of a Force Majeure delay at the next regular meeting of the Parties (which meetings are anticipated to occur approximately monthly) but in no event later than fourteen (14) days after the last day of the calendar month in which any such delay claimed to be caused by Force Majeure occurred, specifying with reasonable particularity the basis for such claim.

25.19
Third Party Warranties. Landlord agrees that, for so long after the Commencement Date as any third party warranties or contract rights are enforceable, at Landlord’s option, Landlord will either (a) exercise, on behalf of Tenant, or, (b) authorize Tenant in writing to exercise directly, all third party warranties and contract rights issued or available to Landlord from any contractors or suppliers installing Landlord’s Work in the Leased Premises. Notwithstanding any other provision of this Lease, so long as Landlord or Tenant is diligently pursuing remedies against a credit-worthy third party with respect to any such warranties or contract rights, Tenant’s rights, if any, to any action against Landlord, any Landlord’s Mortgagee, or any Landlord Related Party with respect to any construction matters are abated until the final resolution of the actions against any such third party.

EXECUTED as of the date and year above first written.

LANDLORD

GR IRF I, LP
a Texas limited partnership

	By:	GR IRF Managers, LLC
A Texas limited liability company

9301 N. Central Expressway	By:	/s/ W.L. Hutchison, Jr.
Suite, 300	Name:	W.L. Hutchison, Jr.
Dallas, Texas 75231	Its:	Manager

TENANT

Address for notice	GLOBALREHAB, LP
prior to Commencement Date:	a Texas limited partnership

6161 Harry Hines Blvd.	By:	GH General, Inc.
Suite 100		Its:	Sole General Partner
Dallas, Texas 75235
Attention: Chief Executive Officer	By:	/s/ Hooman Sedighi
	Name:	Hooman Sedighi
	Title:	Manager

EXHIBIT A

GLOSSARY OF DEFINED TERMS

1.	“ADA” has the meaning set forth in Section 11(c) of the Lease.

2.	“Additional Rent” means the sums specified in Section 5.3, together with all other sums described as “Additional Rent” in the Lease.

3.
“Affiliate”, when used with respect to any Person, the term “Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through direct or indirect membership interests, the ownership of voting securities, partnership interests or other equity interests.

4.	“Approved Contractors” means the contractor or contractors designated by Landlord to construct the Building Improvements or otherwise approved in writing by Landlord.

5.	“Base Rent” means the amount specified in Section 5.1, as adjusted in accordance with Section 5.2.

6.	“Base Rent Adjustment” means the increase in the annual Base Rent, as set forth in Section 5.2(a).

7.
“Building” means the two (2) story building containing approximately 40,000 rentable square feet existing on the Land. The term “Building” includes all fixtures and appurtenances in and to the aforesaid structure, including specifically, but without limitation, all above grade walkways and all electrical, mechanical, plumbing, security, elevator, boiler, HVAC, telephone, water, gas, storm sewer, sanitary sewer and all other utility systems and connections, all life support systems, sprinklers, smoke detection and other fire protection systems, and all equipment, machinery, shafts, flues, piping, wiring, ducts, duct work, panels, instrumentation and other relating thereto.

8.
“Building Standard”, when applied to any item, means the specifications therefor as provided in the final plans and specifications for the Building “shell” (i.e., excluding all demised space in the Building, and all leasehold improvements therein); and when applied to any service, means the level of service for such service in first-class acute care hospital in the vicinity of the Complex.

9.	“Building Work” shall mean the work required to be completed by Landlord under the approved Construction Documents.

10.	“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday, unless any such day is a Holiday.

Exhibit A - Page 1

11.	“Commencement Date” means the date of the commencement of the Term as determined pursuant to Section 6.3.

12.	“Construction Documents” has the meaning set forth in Section 1(c) of the Work Letter.

13.	“Complex” means the Land and all improvements thereon, including, without limitation, the Building.

14.	“Exclusive Space” shall have the meaning set forth in Section 5.4(a)

15.	“Fiscal Year” means a period of twelve (12) months beginning on the first day of each January and ending on the next following 31st day of December.

16.
“Force Majeure” means any strike, lockout, or other labor or industrial slowdown or activity (whether or not on the part of employees of either Party, any contractor, or otherwise), terrorist act or threat, civil disturbance, war (declared or de facto), act of any public enemy, riot, sabotage, blockade, embargo, quarantine, future valid order of any government, court, or regulatory body claiming jurisdiction, failure or inability to secure materials, equipment, or labor by reason of priority or similar regulation, order, decree, or proclamation of any executive, legislative, or judicial governmental or regulatory body, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, act of God, or any cause whatsoever, whether or not similar or dissimilar to those enumerated above, beyond the reasonable control of the Party alleging Force Majeure as an exception to such Party's performance pursuant to this Lease, expressly including, without limitation, any delay caused by the other Party to the Lease, or any officer, director, shareholder, partner, employee, agent, contractor, or Affiliate of such Party; provided, however, lack of funds by a Party does not constitute a cause beyond the control of such Party.

17.
“Holidays” shall mean (a) New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and (b) other days which are designated by Landlord. If the Holiday occurs on a Saturday or Sunday, the Friday preceding or the Monday following may, at Landlord’s discretion, be observed as a Holiday.

18.	“HVAC” means the heating, ventilation and air conditioning of the Building, including all systems and components thereof.

19.
“Impositions” means (a) all real estate, personal property, rental, water, sewer, transit, use, occupancy and other taxes, assessments, charges, excises, and levies (including any interest, costs or penalties with respect thereto), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever which are assessed, levied, charged, or imposed by any governmental or quasi-governmental authority upon or with respect to any Rent or the Complex, or any portion thereof, or the sidewalks, streets, or alley ways adjacent thereto, or the ownership, use, occupancy, or enjoyment thereof; and (b) all charges for any easement, license, permit, or agreement maintained for the benefit of the Complex. “Impositions” shall not include income taxes, estate and inheritance taxes, excess profit taxes, franchise taxes, taxes imposed on or measured by the income of Landlord, and taxes imposed on account of the transfer of ownership of the Complex or any interest therein or part thereof. If any or all of the Impositions are discontinued and, in substitution therefor, taxes, assessments, charges, excises or impositions are assessed, levied, charged or imposed wholly or partially on the Rent received or payable hereunder (a “Substitute Imposition”), then the Substitute Imposition shall be deemed to be included in the term “Impositions”.

Exhibit A - Page 2

20.	“Improvements” has the meaning set forth in Section 1(d) of the Work Letter.

21.
“Insurers” means the agents and underwriters who issue any policies of insurance (including payment, performance, fidelity, appeal, surety, and other bonds) with respect to the Complex, the Leased Premises, Landlord, Tenant, or any physician practicing in the Leased Premises, and all other groups, organizations, and bodies establishing or suggesting insurance rates or provisions with respect to the Complex, the Leased Premises, Landlord, or Tenant.

22.	“Land” means the real property on which the Building is located and which is further described on Exhibit B hereto.

23.
“Landlord’s Mortgagee” means the mortgagee of any Mortgage encumbering Landlord’s interest in the Complex, and the beneficiary of any deed of trust encumbering Landlord’s interest in the Complex, as now or hereafter in existence covering all or any portion of the Leased Premises, and their respective successors, assigns, and purchasers.

24.
“Landlord Related Party” means Landlord, any Affiliate of Landlord, any employee, shareholder, partner, member, officer, director, agent, attorney, contractor, or licensee of Landlord, or of any Affiliate of Landlord, and the legal representatives, successors, assigns, and permitted transferees of any of the foregoing.

25.	“Lease” means this Lease, as renewed, modified, extended, and/or amended in accordance with Section 3.

26.
“Leased Premises” means the Land and all improvements constructed by Landlord pursuant to this Lease, including without limitation the Building. The estimated Net Rentable Area of the Leased Premises is 40,000 square feet and is shown on Exhibit C hereto. Once architect’s plans for the Building are available, and Construction Documents for the Leased Premises have been approved in accordance with the Work Letter, then floor plans and a site plan of the Leased Premises shall be initialed by the Parties, shall specifically state that it is the substitute Exhibit C contemplated hereby, and shall be attached hereto as Exhibit C and in substitution for the Exhibit C attached hereto as of the Effective Date.

Exhibit A - Page 3

27.
“Legal Requirements” means (a) all federal and state of Texas constitutions, statutes, laws, rules, regulations, orders, ruling, judicial decisions, court decrees, injunctions, writs, ordinances, certificates of occupancy, licenses, permits, variances, waivers, consents, directions, promulgations, directives, and requirements of all federal, state, county, regional, city, and other governmental authorities now or hereafter pertaining to Landlord (as relating to the Complex), Tenant, the Lease, the Leased Premises, the Complex, Tenant’s Permitted Use of the Leased Premises, and/or Tenant’s business conducted in or from the Leased Premises; (b) all covenants, conditions, restrictions, and other matters, recorded or otherwise, now or hereafter affecting or relating to the Complex, the Permitted Use, or the Leased Premises, regardless of when same become effective, so long as such matters which hereafter become effective do not materially and adversely affect Tenant’s Permitted Use of the Leased Premises; (c) all applicable federal, state, county, and city laws, regulations, and ordinances now or hereafter pertaining to air quality, water quality, Hazardous Substances, Bio-Hazardous Medical Waste, air emissions, utility conservation, and other environmental matters; (d) all zoning and other land use matters; (e) utility and parking availability and usage requirements; (f) the directions of any public officials which now or hereafter impose any duty upon Landlord or Tenant with respect to the ownership, operation, management, maintenance, use, or occupancy of the Leased Premises or the Complex; and (g) the requirements of all Insurers.

28.
“Mortgage” means any mortgage, deed of trust, or instrument for the benefit of any Landlord’s Mortgagee, including all renewals, extensions, and rearrangements thereof and all obligations thereunder and/or secured thereby.

29.
“Net Rentable Area” means the area determined pursuant to the Work Letter. The Net Rentable Area of the Leased Premises is estimated to be 40,000 square feet. Such measurements are subject to revision following substantial completion of construction and field verification based on the standards set forth in said Work Letter.

30.
“Operating Expenses” means all costs and expenses which Landlord pays or accrues by virtue of the leasehold or fee title ownership (excluding costs and expenses for internal organizational matters of Landlord), use, management, maintenance, service, operation, insurance, or condition of the Complex during a particular Fiscal Year or portion thereof, as determined by Landlord or its certified public accountants in accordance with consistently applied accounting principles. “Operating Expenses” include, but are not limited to, the following to the extent they relate to the Complex:

(a)
Cost of any insurance or insurance related expense applicable to the Complex and Landlord’s personal property used in connection therewith, together with commercially reasonable deductibles amounts incurred in the Fiscal Year;

(b)
All taxes and assessments and governmental charges whether federal, state, county or municipal, including any fees, assessments and charges levied against the Complex and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Complex (or its operation), and the grounds, parking areas, driveways, and alleys around the Building, excluding, however, federal and state taxes on income (collectively, “Taxes”); if the present method of taxation changes so that, in lieu of or in addition to the whole or any part of any Taxes levied on the Complex, or in part hereof, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

Exhibit A - Page 4

31.	“Parking Area” means any parking area, open or covered, at the Complex servicing the Building.

32.	“Party” means Landlord or Tenant, and “Parties” means Landlord and Tenant.

33.	“Permitted Use” means only those uses permitted pursuant to Section 4.

34.
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, unincorporated association, or other legal entity; any governmental department, bureau, agency, instrumentality, or subdivision of the City of Dallas, Dallas County, the State of Texas, or the United States; any Insurer; and any Landlord’s Mortgagee.

35.	“Rent” means Base Rent, Additional Rent, and all other amounts provided for under this Lease to be paid by Tenant, whether as Additional Rent or otherwise.

36.	“Sublease” means a Transfer of less than all of Tenant’s entire right, title, and interest in and to Tenant’s leasehold estate created by this Lease.

37.	“Rent Commencement Date” has the meaning set forth in Section 5.1.

38.
“Taking” or “Taken” means, with respect to any portion of or interest in the Complex or this Lease, the initiation or receipt of notice of actual or constructive condemnation, or the initiation of actual or constructive acquisition by or under threat of condemnation, eminent domain or similar proceeding by, or at the direction of, any governmental authority or agency.

39.	“Tenant Hours” means twenty-four (24) hours per day, seven (7) days per week.

40.	“Tenant Principals” means the Persons listed on Exhibit G attached hereto and made a part hereof for all purposes..

41.
“Tenant Related Party” means Tenant, any Affiliate of Tenant, any employee, shareholder, partner, member, officer, director, agent, attorney, contractor, or licensee of Tenant or of any Affiliate of Tenant, and the legal representatives, successors, assigns, and permitted Transferees of any of the foregoing.

42.	“Term” means the term of this Lease provided in Section 3, above, as the same may be extended pursuant to Exhibit E or sooner terminated as provided herein.

43.
“Transfer” means (a) an assignment (direct or indirect, absolute or conditional, by operation of law or otherwise) by Tenant of all or any portion of Tenant’s interest in this Lease or the leasehold estate created hereby, (b) a Sublease, or (c) the grant or conveyance by Tenant of any concession or license within the Leased Premises. If Tenant is a corporation, then any transfer of this Lease by merger, consolidation or dissolution, or by any change in ownership or power to vote a majority of the voting stock (being  the shares of stock regularly entitled to vote for the election of directors) in Tenant outstanding at the time of execution of this Lease constitutes a Transfer. If Tenant is a partnership having one or more corporations as general partners, the preceding sentence shall apply to each corporation as if the corporation alone had been the Tenant hereunder. If Tenant is a general or limited partnership, limited liability company, joint venture, or other form of association, the transfer of a majority of the ownership interests therein constitutes a Transfer.

Exhibit A - Page 5

44.	“Trade Fixtures” has the meaning set forth in Section 11 of this Lease.

45.
“Transferee” means the assignee, sublessee, pledgee, concessionee, licensee or other transferee of all or any portion of Tenant’s interest in this Lease, the leasehold estate created hereby, or the Leased Premises.

46.	“Work Letter” means Exhibit D attached hereto and made a part hereof for all purposes.

Exhibit A - Page 6

EXHIBIT B

LEGAL DESCRIPTION OF LAND

FIELD NOTES:

BEING a tract or parcel of land situated in the Eli Chandler Survey, Abstract Number 356, and being part of Block M/7940, Brookhollow Place, Section Four, an addition to the City of Dallas, Texas, as recorded in Volume 71084, Page 1943, Plat Records, Dallas County, Texas, and being more particularly described by metes and bounds as follows:

26.
COMMENCING at a 1/2-inch iron rod found at the most Southerly Northwest corner of said Block M/7940, Section Four, and being the intersection of the Northeast right-of-way line of Interstate Highway 35-E (Stemmons Freeway, a variable width right-of-way) with it’s intersection of the most Southerly end of a corner clip for the South right-of-way line of Empire Central (an 80-foot wide right-of-way);

THENCE North 34°06'00" East, along said corner clip on the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, a distance of 50.00 feet to a 1/2-inch iron rod found for corner;

THENCE North 78°58'27" East, along the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, a distance of 107.96 feet to a 1/2-inch iron rod found for corner at the beginning of a curve to the right whose chord bears North 89°04'20" East, 285.80 feet;

THENCE in a Northeasterly direction along said curve to the right having a central angle of 36°11'49", a radius of 460.00 feet, and an arc length of 290.61 feet to a 1/2-inch iron rod found for corner;

THENCE South 72°49'45" East, continuing along the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, a distance of 16.28 feet to the POINT OF BEGINNING:

THENCE South 72°49'45" East, continuing along the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, passing at 165.08 feet a 5/8-inch iron rod with yellow cap marked “Cotton Surveying”, for a total distance of 427.72 feet to a 5/8-inch iron rod with yellow cap stamped “Cotton Surveying” (hereinafter referred to as iron rod set), set for the Northwest corner of a corner clip between the South right-of-way line of said Empire Central and the Westerly right-of-way line of Brookriver Drive (a 65-foot wide right-of-way);

Exhibit B – Page 1

THENCE South 27°49'45" East, along said corner clip, a distance of 14.14 feet to an iron rod set for corner;

THENCE South 17°10'15" West, along the Westerly line of said Brookriver Drive, a distance of 62.32 feet to an iron rod set for corner at the beginning of a curve to the left whose chord bears South 06°10'29" West, 204.17 feet;

THENCE in a Southerly direction along said curve to the left having a central angle of 21°59'32", a radius of 535.20 feet, and an arc length of 205.43 feet to an iron rod set for corner;

THENCE North 72°49'45" West, leaving the Westerly line of said Brookriver Drive, a distance of 441.58 feet to an “X” cut in concrete found for corner in the East line of Block M/7940, Section Four A, Brookhollow Place, as recorded in Volume 98065, Page 35, Plat Records, Dallas County, Texas;

THENCE North 06°30'23" East, along the East line of said Block M/7940, Section Four A, a distance of 20.35 feet to an “X” cut in concrete found for corner;

THENCE South 72°49'45" East, leaving the East line of said Block M/7940, Section Four A, a distance of 16.28 feet to an “X” cut in concrete found for corner;

THENCE North 06°30'23" East a distance of 257.19 feet to the POINT OF BEGINNING and containing 2.645 acres of land, more or less.

Exhibit B – Page 2

EXHIBIT D

WORK LETTER

1.	Preparation of Plans.

(a)           Design Program.  To the extent Tenant has not previously approved Tenant’s program (the “Program”) for the Building and improvements to be constructed on the Land prior to the execution of this Lease (and included in Exhibit B-1 attached hereto and made a part hereof for all purposes), Landlord will prepare and deliver to Tenant for Tenant’s approval the remainder of the Program within thirty (30) days from the Effective Date of this Lease.  The Program is subject to Tenant’s approval, which approval shall not be unreasonably withheld.  In the event Tenant fails to disapprove any part of the Program delivered by Landlord to Tenant after execution of this Lease within five (5) days after the date of delivery thereof, Tenant will be deemed to have approved the same.  Upon approval by Landlord and Tenant, the remainder of the Program will be added to Exhibit B-1 of this Lease.

(b)           Plans.  The Outline Specifications (herein so called) are attached hereto as Exhibit C and made a part hereof for all purpose.  Based upon the Program and the Outline Specifications, Landlord shall prepare the design plans for the Building and other improvements (collectively, the “Schematic Plans”) consistent with the Program and the Outline Specifications.  Tenant shall have the right to approve the Schematic Plans, which approval shall not be unreasonably withheld; provided that, Tenant will only have the right to object to the Schematic Plans to the extent the same are inconsistent with the Program, the Outline Specifications or previous agreements of Landlord and Tenant with respect to the design of the Improvements.  In the event Tenant fails to notify Landlord of any objections to the Schematic Plans within five (5) days after the delivery hereof by Landlord, then the Schematic Plans shall be deemed to be approved.  After Tenant’s approval (or deemed approval) of the Schematic Plans, Landlord shall provide to Tenant for its approval working drawings (the “Plans”) depicting the Building and improvements to be constructed on behalf of Tenant; provided that, Tenant shall only have the right to object to the Plans to the extent the same are inconsistent with the Schematic Plans, the Outline Specifications or previous agreements of Landlord and Tenant with respect to the design of the Improvements.  To the extent Tenant fails to notify Landlord that it disapproves of the initial Plans within five (5) days after the delivery thereof by Landlord, then Tenant shall be deemed to have approved the Plans in question.  During the process of approval of the Plans, Landlord shall cooperate with and make reasonable good faith efforts to accommodate Tenant’s stated needs and desires for the look, layout, and function of the Premises, provided that Landlord need not approve or accommodate Tenant’s requests which have a material adverse impact on the Building Shell.

Landlord and Tenant both agree to act reasonably in reviewing and commenting on, and agreeing upon, the Program, Schematic Plans and Plans.  However, in the event Landlord and Tenant fail to agree upon the Plans, Schematic Plans or Plans within thirty (30) days after Landlord’s delivery of the same to Tenant, Landlord shall have the right to terminate this Lease upon delivery of written notice to Tenant at any time prior to approval of such items by both by Landlord and Tenant.

Exhibit D - Page 1

(c)           Construction Documents.  As used herein, the term “Construction Documents” means the plans and specifications for the Improvements to be constructed as finally approved (or deemed approved) by Landlord and Tenant.

(d)           Improvements.  As used herein, the term “Improvements” shall mean all improvements provided for in the Construction Documents.

(e)           Responsibility Matrix.  The responsibility of Landlord (as Owner), Tenant and contractor for the various elements of the Improvements and for fixtures, equipment, signs and other items to be installed is set forth in the Responsibility Matrix attached to this Lease as Exhibit B-2.

2.	Construction.

(a)           Contractor.  On or before the completion of the Construction Documents, Landlord shall select a qualified general contractor for the construction of the Improvements. Such contractor shall meet the following qualifications:  (A) the contractor shall be a contractor who has successfully completed work of a similar nature and complexity on three (3) or more other comparable projects within the last five (5) years; (B) the contractor shall be capable of securing bonding and insurance for the potential contract (it being agreed, however, that Landlord may but shall not be required to bond such contract); and (C) the contractor shall have been in the business of performing general contractor services with prior health care facility experience for a minimum of five (5) years within the metropolitan area in which the Building is located. The final decision on the terms and conditions of the contract with such contractor shall be made by Landlord after consultation with Tenant.   The contractor so selected shall construct the Improvements.  Any architect or engineers used by Landlord or the contractor for the project shall have a certificate of professional liability insurance for three (3) years past the completion date of the project.

(b)           Construction of Improvements.  Landlord shall use commercially reasonable and diligent efforts to cause the Improvements to be completed in a good and workmanlike manner and in accordance with the Construction Documents and all applicable laws (including, without limitation, the American’s With Disabilities Act).

(c)           Construction Representatives.  Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Michael Graham
Project Manager
The Cirrus Group, LLC
9301 N. Central Expressway, Suite 300
Dallas, TX 75231
Telephone: 214-953-1722
Facsimile: 214-953-0278

Exhibit D - Page 2

Tenant’s Representative:	Ann Leon
6161 Harry Hines Boulevard Suite 100
Dallas, Texas 75235
Telephone: (214) 525-0619
Facsimile: (214) 525-0664

(d)           Change Orders.  Tenant or Landlord may initiate changes in the work described in the Construction Documents.  A change order shall not be considered authorized by Tenant unless issued or approved in writing by Tenant’s authorized representative.  Each change order requested by Tenant must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.  If Tenant requests a change order, the cost of the work provided under such change order will be paid by Tenant to Landlord in a lump sum as a condition to approval and prior to the commencement of the work covered by such change order. Further, in the event the Outline Specifications include any allowance with respect to any portion of the work or materials or equipment to be provided (collectively, “Allowance Work”), once the actual cost of the Allowance Work is determined (including but not limited to, by issuance of a change order therefor), Tenant shall pay to Landlord within ten (10) days after delivery to Tenant of Landlord’s invoice therefor, the amount by which the cost of the Allowance Work exceeds the allowance provided under the Outline Specifications.  Landlord may deliver the invoice for such additional cost as soon as the actual cost of the Allowance Work has been determined.

(e)           Tenant’s Inspection Rights.  Landlord shall convene regular progress meetings and walk-throughs with the Tenant, the architect, and the general contractor involved in the construction of the Improvements to discuss the progress of such construction.  Landlord shall give Tenant at least three (3) business days notice of such meetings.  Tenant or its agents shall have the right at any and all reasonable times to conduct inspections, tests, surveys and reports of work in progress.

(f)           Access During Construction. Tenant, its contractors and subcontractors shall be permitted access  to the Premises only with the consent of Landlord (which consent shall not be unreasonably withheld) during the sixty (60) days prior to the delivery of the Premises to Tenant,  for the purpose of installing Tenant’s furniture, fixtures and equipment (including Tenant’s data and telephone equipment and related cabling), to the extent not installed as a part of the work in the Premises by Landlord and for other activities related to Tenant’s preparation for occupying the Premises; provided, however, that such access shall be permitted only to the extent the same will not unreasonably interfere with the completion of work by Landlord or Landlord’s contractors or subcontractors. Landlord shall have the right to impose reasonable requirements on the timing, manner of access and extent of access permitted during such period.

Exhibit D - Page 3

(g)           Walk-Through; Punchlist.  When the construction of the Improvements is Substantially Complete (as defined in Section 3, below), as reasonably determined by Landlord and the architect, Landlord will notify Tenant and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Improvements in accordance with the Construction Documents.  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items.  Landlord shall use reasonable efforts to cause the contractor constructing the Improvements to complete all punchlist items within thirty (30) days after agreement thereon; provided, however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

3.           Substantial Completion.  As used herein “Substantial Completion,” “Substantially Complete,” and any derivations thereof mean the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Construction Documents so that Tenant could occupy or utilize the Premises for its intended use, but without regard to whether the governmental permits or other authorizations required for Tenant to operate (as opposed to occupy) the Premises have been obtained.  Further, in the event of the occurrence of one or more Tenant Delay Days (hereafter defined) the date of Substantial Completion shall be the date on which the Work would have been sufficiently complete in accordance with the Construction Documents so that Tenant could occupy or utilize the Premises for its intended use, but for the Tenant Delay.

4.           Tenant Delay.  As used herein, a “Tenant Delay Day” shall mean each day of delay in the critical path of the schedule for the completion of the construction of the Improvements that occurs:  (a) because of Tenant’s failure to timely deliver or approve any required documentation, (b) because of any change by Tenant to the work described in the Construction Documents or finally approved by Landlord and Tenant, or (c) because Tenant or a contractor or agent of Tenant otherwise causes a delay in the critical path of completion of the Improvements.  As used herein the term “Tenant Delay” shall mean and refer to the existence of one or more Tenant Delay Days.

5.           Mutual Cooperation.  The parties agree to work together in good faith and to cooperate reasonably with one another so as to facilitate the completion of the Improvements in accordance with the terms of this Work Letter.

6.           Conflict. In the event of any conflict between the provisions of this Exhibit C and the provisions of the Lease, the provisions of this Exhibit C shall govern.

Exhibit D - Page 4

EXHIBIT E

RENEWAL TERMS

Provided no uncured Event of Default exists at the time Tenant exercises its option to extend the Term through any Renewal Term, Tenant shall have the right and option to extend the Term of this Lease for two (2) Renewal Terms of five (5) years each, conditioned upon Tenant exercising such option for Renewal Terms by delivering written notice to Landlord not less than  six (6) and not more than twelve (12) months prior to the end of the preceding Term, time being of the essence. If for any reason Landlord does not timely receive such written notice of the exercise of such Renewal Terms, such Renewal Term shall automatically terminate.

The Tenant will exercise the Renewal Terms on the same terms and conditions as the then previous term, except that Annual Basic Rental for the first Renewal Term will be increased by two percent (2%) of the Annual Basic Rental in effect for the previous year.  Thereafter during each Renewal Term, the Annual Basic Rental shall increase by two percent (2%) of the Annual Basic Rental in effect as of the end of the previous year. Upon receipt of any request by Tenant delivered within sixty (60) days prior to the last date for exercise of Tenant’s option, Landlord shall provide to Tenant a written statement setting forth Landlord’s determination of the Annual Basic Rental.

Upon commencement of the Renewal Term, except for the calculation of Annual Basic Rental, which shall be calculated as set forth above, all references in the Lease to “Term” shall be construed to mean Renewal Terms.

Exhibit E - Page 1

EXHIBIT F

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this "Guaranty") is made and entered into this ______ day of July     , 2007 by__________________________ (“Guarantor”), to and for the benefit of [Cirrus/GH General Entity], a_________________ ("Landlord"), delivered pursuant to that certain Hospital Lease Agreement ("Lease") dated ___________ between GlobalRehab, LP, a_________  ("Tenant"), and Landlord.

KNOW ALL MEN BY THESE PRESENTS:

That for good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Guarantor, intending to be legally bound, does hereby guarantee to Landlord, its successor and assigns, the full and prompt payment by Tenant, its successors and assigns of all obligations of the Tenant under the Lease arising or otherwise accruing on or before the last day of the seventh (7th) Year (hereafter defined) of the Term (hereafter defined), subject to the following limitations:

(1)
As to any Base Rent or other sums due under the Lease, this Guaranty is a several guaranty, not joint and several with other guaranties obtained by Landlord with respect to the Lease.  Guarantors share of Base Rent and other monetary sums payable under the Lease shall be                      percent (_____%), not to exceed the aggregate sum of _____________ and No/100 Dollars ($_________).

(2)
At such time, if ever, that Tenant’s Required EBITDA Coverage Ratio (hereafter defined) is maintained for a period of three (3) consecutive Years, then Guarantors liability under this Guaranty shall terminate as of the last day of such third (3rd) consecutive Year.

(3)
As used herein, the terms (i) “EBITDA” shall mean earnings of Tenant before interest, depreciation, taxes and amortization, (ii) “Year” means a period of twelve (12) months, except for the first Year, which shall commence on the Commencement Date and end on the last day of the twelfth (12th) full calendar month following the Rent Commencement Date, with the second Year commencing on the next day following the end of the first Year and each subsequent Year commencing on each subsequent anniversary of the second Year, (iii) “Required EBITDA Coverage Ratio” means, in respect of any Year, the EBITDA of Tenant for such Year being equal to or greater than three (3) times the aggregate Rent for such Year, and (iv) other terms appearing herein with the first letter thereof capitalized which are not otherwise defined shall have the respective meanings set forth in the Lease.

Exhibit F - Page 1

Guarantor agrees that (a) the obligations of Guarantor pursuant to this Guaranty shall be binding upon Guarantor without any further notice or acceptance thereof; (b) this Guaranty shall not be affected by reason of assertion by Landlord against Tenant of any rights or remedies reserved to Landlord in the Lease or by reason of any summary or other proceedings against Tenant; (c) Guarantor will pay Landlord all amounts guaranteed hereby; (d) no extension, forbearance, or leniency extended by Landlord to Tenant shall discharge Guarantor from Guarantor's obligations hereunder, and Guarantor agrees at all times that Guarantor will be liable notwithstanding that Guarantor has obligations hereunder, and Guarantor agrees at all times that Guarantor will be liable notwithstanding that Guarantor has had no notice of such default or of any such extension, forbearance, or leniency; (e) Landlord and Tenant, without notice to or consent by Guarantor, may, at any time or from time to time, enter into such changes, modifications, extensions, renewals of the Term of the Lease, expansions of the Premises, amendments, or other covenants with respect to the Lease, and that Guarantor shall not be released thereby, it being intended that any joinder, waiver, consent, or agreement, by Tenant, by its own operation, shall be deemed to be a joinder, consent, waiver, or agreement by Guarantor with respect to the Lease as so modified, extended, amended, or otherwise affected.

This Guaranty is a guaranty of payment, not of collection.  This Guaranty is of a continuing nature and shall remain in full force and effect until all the terms, covenants, conditions and agreements contained in the Lease are fully performed and observed; provided that, if Tenant is released upon any assignment of the Lease, then Guarantor shall be released from this Guaranty as of the effective date of the release of Tenant from liability under the Lease.  In the event any payment made by Tenant in satisfaction of any obligation of Tenant is returned by Landlord as a result of a court order or directive or requirement of law (in connection with any bankruptcy proceeding or otherwise) that obligation shall, for purposes of this Guaranty, be deemed to continue in existence and shall include any payment returned.

Guarantor waives any and all notice of nonperformance or demand upon Tenant, and any opportunity to cure any Default of Tenant. Guarantor further agrees that all obligations of Guarantor under this Lease are independent of the obligations of Tenant under the Lease and that a separate action may be brought against Guarantor whether or not an action is commenced against Tenant under the Lease.

Guarantor further agrees to be bound by each and every covenant, agreement, duty, liability and obligation, as set forth in the Lease, with the same force and effect as if Guarantor were designated in and had executed the Lease as "Tenant" thereunder, it being specifically understood and agreed by Guarantor that Guarantor's liability under the Lease shall be primary, and that in any right of action which may accrue to Landlord under the Lease, Landlord may, at Landlord's option, proceed directly against Guarantor with or without having commenced any action against or having obtained any judgment against Tenant or any successor or assignee of Tenant.

Exhibit F - Page 2

Neither Guarantor's obligations to make payment in accordance with this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, or released in any manner whatsoever by any impairment, modification, change, release, or limitation on the liability of Tenant or Tenant's estate in bankruptcy, or of any remedies for the enforcement thereof resulting from the operation of any present or future provision of any federal or state bankruptcy, insolvency, or other similar law, or from the appointment of a receiver or from the decision of any court, or the actual or purported rejection of the Lease by a trustee in bankruptcy on behalf of Tenant.

The obligations of the undersigned under this Guaranty shall not be terminated, affected, or impaired in any manner by reason of:

a.	The assertion by Landlord against Tenant of any of the rights or remedies available to Landlord under the Lease;

b.	The failure of Landlord to exhaust or pursue any of Landlord's rights or remedies available against Tenant or any other guarantor;

c.	The granting by Landlord of any indulgences or extensions of time to Tenant;

d.	Any subletting of all or part of the Premises or any assignment or other transfer of the Lease which does not result in the release of Tenatn from liability under the Lease;

e.	Any defenses, setoffs, or counterclaims of Tenant;

f.	Landlord's release or discharge of any other guarantor; or

g.	Landlord's receipt, application, release, or impairment of any security or collateral given to secure the performance and observance of the terms and covenants of the Lease.

The undersigned subordinates any liability or indebtedness of Tenant now or hereafter held by the undersigned to the obligations of Tenant to the Landlord under the Lease.

If Landlord takes any action or participates in any proceeding to enforce the Lease, this Guaranty, or to protect Landlord's rights hereunder or thereunder (including, but not limited to, bankruptcy, appellate, and post judgment proceedings), the undersigned shall pay to Landlord all costs and expenses, including reasonable attorneys' fees, incurred or expended by Landlord in connection therewith.

This Guaranty shall be governed by and construed under the laws of the State of Texas.  Venue for any legal proceedings under this Guaranty shall be Dallas County, Texas, the location of the premises demised under the Lease.  For purposes of this Guaranty, Guarantor submits itself to the jurisdiction of the Courts of the State of Texas.

Exhibit F - Page 3

It is agreed that the provisions of this Guaranty shall bind the successors and assigns of Guarantor and shall inure to the benefit of the legal representatives, heirs, successors, and assigns of Landlord.

IN WITNESS WHEREOF, Guarantor has caused these presents to be executed under seal this ______ day of _________ 2007.

GUARANTOR:

a

By:
Print Name:
Title:
Address:

Exhibit F - Page 4

EXHIBIT G

LIST OF TENANT GUARANTORS;
LIMITS OF LIABILITY

	GLOBALREHAB-DALLAS
	LIMITED PARTNERS
	Jul-07

			Actual		Liability
	Investor List	Specialty	Units	%	Max

1	Andrews, Richard	Family Practice	5	2.84%	$311,583
2	Ariyo, Adeniran	Cardiologist	3	1.70%	$186,950
3	Bailey, Cecil	Internal Medicine	10.167	5.78%	$633,573
4	Baculi, Randi M.	Neurology	5	2.84%	$311,583
5	Brenner, Claire	ID/Wound	5	2.84%	$311,583
6	Doti, Anthony	Internal Medicine	10.167	5.78%	$633,573
7	Fernandes, Valentino	Pulmonologist	5	2.84%	$311,583
8	Gamil, Wafer	Internal Medicine	10.167	5.78%	$633,573
	Gemas, Terry	Ortho Surg	5	2.84%	$311,583
9	Goff, Gary	Pulmonologist	10	5.68%	$623,166
10	Khalid, Mohamad	Neurology	2	1.14%	$124,633
11	Kottapalli, Mahesh	Infectious Disease	5	2.84%	$311,583
12	Mitz, Sammy R.	Internal Medicine	5	2.84%	$311,583
13	Michael Olantunji	Internal Medicine	5	2.84%	$311,583
	Narayanna, Jayaprakash	Internal Medicine	4	2.27%	$249,266
14	Osugwu, Chukwma	Internal Medicine	5	2.84%	$311,583
15	Perijoc, Mihaela	Internal Medicine	5	2.84%	$311,583
16	Rimlawi, Michael B.	Orth/Spine	10	5.68%	$623,166
17	Sanchez, Christian	Internal Medicine	5	2.84%	$311,583
18	Sedighi, Hooman	PMR	11.167	6.34%	$695,890
19	Taylor Jeff	Family Practice	5	2.84%	$311,583
20	Thorton, Michael	General Surgery	2	1.14%	$124,633
21	Thota, Archana	Internal Medicine	10.167	5.78%	$633,573
22	Torres, Fernando	Pulmonologist	5	2.84%	$311,583
23	Viroslav, Joseph	Pulmonologist	5	2.84%	$311,583
24	Won, Douglas	Orth/Spine	10	5.68%	$623,166
25	Wood, Scott	Pulmonologist	11.167	6.34%	$695,890
26	Zamora, Berto		2	1.14%	$124,633

	Total Units Sold		176.002	100.00%	$10,967,848

Exhibit G - Page 1

 Exhibit 10.20

FIRST AMENDMENT TO HOSPITAL LEASE AGREEMENT

This First Amendment to Hospital Lease Agreement (the “First Amendment”) is made and entered into as of September ______, 2007 (the “Effective Date”), by and between GR IRF I, LP, a Texas limited partnership (“Landlord”), and GLOBALREHAB, LP, a Texas limited partnership (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Hospital Lease Agreement dated as of August 28, 2007, (the “Lease”) of approximately 2.645 acres of land and improvements to be located thereon containing approximately 40,000 square feet on tract of land located at the southwest corner of Empire Central and Brookriver Drive in Dallas, Texas, as more particularly described in the Lease (the (the “Leased Premises”); and

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.           Capitalized Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

2.           Base Rent.   Section 5.1 of the Lease is hereby amended in its entirety as follows:

Base Rent. In consideration of Landlord’s leasing the Leased Premises to Tenant and performing Landlord’s obligations hereunder, and subject to adjustment in accordance with Section 5.2, commencing sixty (60) days after the Commencement Date (the “Rent Commencement Date”), and on the first day of each succeeding calendar month thereafter during the Term, Tenant shall pay to Landlord all Rent as provided herein, including, without limitation, annual Base Rent as follows:

Initial Annual Rate	Estimated Initial Annual Base Rent	Estimated Initial Monthly Base Rent

$29.96 per square foot of Net Rentable Area of the Leased Premises	$1,198,508.00	$99,875.67

The rentable area of the Leased Premises may vary from estimate included in this Lease.  Once the Leased Premises have been completed, Landlord shall calculate the rentable area of the Leased Premises and deliver to Tenant a written notice (the “Adjustment Notice”) of the exact rentable area in square footage of the Leased Premises.  Upon execution of the Adjustment Notice, the rentable area of the Leased Premises as set forth in the Adjustment Notice will replace for all purposes the square footage of the Leased Premises otherwise set forth in this Lease and the Base Rent shall be recalculated based upon the rentable area of the Leased Premises as set forth in the Adjustment Notice.

3.           Exhibits to Lease.  Exhibits B-2, C and G as attached to the Lease are hereby substituted in their entirety with Exhibits B-2, C and G as attached hereto.

Exhibit 10.20

4.           Survival of Lease.  Except as expressly set forth in this First Amendment, the terms and provisions of the Lease shall continue in full force and effect and shall survive in all respects the execution of this First Amendment.

5.           Complete Agreement.  This First Amendment shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter.

6.           Governing Law.  This First Amendment shall be governed by and construed in accordance with laws of the State of Texas.

7.           Ratification of the Lease.  Except as expressly modified herein, all of the terms and provisions of the Lease are expressly reaffirmed.

IN WITNESS WHEREOF, the parties hereto have executed this First  Amendment as of the date first above written.

LANDLORD:

GR IRF I, LP,
a Texas limited partnership

By: GR IRF Managers, LLC,
a Texas limited liability company, as General Partner

	By:	/s/ W.L. Hutchison, Jr.
	Name:	W.L. Hutchison, Jr.
	Title:	Manager

TENANT:

GLOBALREHAB, LP,
a Texas limited partnership

By:	GH General, Inc.
Its:	Sole General Partner

	By:	/s/ Hooman Sedighi
	Name:	Hooman Sedighi
	Title:	Manager

Exhibit 10.20

SECOND AMENDMENT TO HOSPITAL LEASE AGREEMENT

This Second Amendment to Hospital Lease Agreement (the “Second Amendment”) is made and entered into as of November 9, 2007 (the “Effective Date”), by and between GR IRF I, LP, a Texas limited partnership (“Landlord”), and GLOBALREHAB, LP, a Texas limited partnership (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Hospital Lease Agreement dated as of August 28, 2007, as amended by that certain First Amendment to Hospital Lease Agreement dated as of September 18, 2007 (the “Lease”) of approximately 2.645 acres of land and improvements to be located thereon containing approximately 40,000 square feet on tract of land located at the southwest corner of Empire Central and Brookriver Drive in Dallas, Texas, as more particularly described in the Lease (the (the “Leased Premises”); and

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.           Capitalized Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

2.           Financial Reporting.   Section 25.20 of the Lease is hereby added in its entirety as follows:

25.20     Financial and Other Reports.

(a)
Within forty-five (45) days after the end of each fiscal quarter of Tenant during the first three (3) calendar years following the Commencement Date, a copy of the balance sheet of Tenant as of the end of each such fiscal quarter, and related statement of income, prepared in accordance with GAAP (hereafter defined) applied on a basis consistently maintained throughout the period of involved.  After the third calendar year following the Commencement Date, so long as Tenant’s EBITDA (hereafter defined) to Rent calculation remains at or above 2.5 to 1, the foregoing required balance sheet and related statement of income shall be delivered on an annual basis within forty-five (45) days after the end of each calendar year.  The statement of income provided for above in this Section 25.20 shall include the calculation of Tenant’s EBITDA to Rent for the period covered in such statement.  In the event Tenant’s EBITDA to Rent calculation after the third year falls below 2.5 to 1, the financial reports required under this Section 25.20 shall therefore be provided quarterly on the same basis as during the initial three (3) calendar years following the Commencement Date.  As used herein, the term (i) “GAAP” shall mean generally accepted accounting principals and (ii) “EBITDA” shall mean, in respect of any period of time, earnings before interest, taxes and debt amortization.

Exhibit 10.20

(b)
Within one hundred and eighty (180) days after the end of each fiscal year of Tenant, a copy of the unaudited balance sheet of Tenant as of the end of such fiscal year, and related unaudited statement of income, changes in partners’ capital and changes in the financial position of Tenant for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved.

(c)
Within one hundred and eighty (180) days after the end of each fiscal year of Tenant, and together with the reports furnished in accordance with clause (a) above, on Officer’s Certificate stating that to the best of the signer’s knowledge and belief after making due inquiry, Tenant is not in default in the performance or observance of any of the terms of this Lease, or if Tenant shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same.

(d)
With reasonable promptness, such other information respecting (i) the financial and operational condition and affairs of Tenant and the Leased Premises, and (ii) the physical condition of the Leased Premises, in each case as Landlord may reasonably request, in the form of a questionnaire or otherwise, from time to time.

In addition, upon ten (10) days request of Landlord, Tenant shall make available for review and inspection by Landlord copies of any and all written notices from any regulatory agency relating to the hospital’s loss or suspension of its Medicare and Medicaid certification or the revocation of the hospital’s license to operate.

3.           Exhibit to Lease.  Exhibits B and G attached hereto are hereby substituted in their entirety for Exhibits B and G, respectively, attached to the Lease.

4.           Survival of Lease.  Except as expressly set forth in this Second Amendment, the terms and provisions of the Lease shall continue in full force and effect and shall survive in all respects the execution of this Second Amendment.

5.           Complete Agreement.  This Second Amendment shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter.

6.           Governing Law.  This Second Amendment shall be governed by and construed in accordance with laws of the State of Texas.

7.           Ratification of the Lease.  Except as expressly modified herein, all of the terms and provisions of the Lease are expressly reaffirmed.  Through a clerical error, the name of the general partner of Tenant was misstated on the Lease and First Amendment.  By its execution below, by and through its correct general partner, Tenant hereby affirms and ratifies the Lease (as amended) in its entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

Exhibit 10.20

LANDLORD:

GR IRF I, LP,
a Texas limited partnership

By: GR IRF Managers, LLC,
a Texas limited liability company, as General Partner

By:	/s/ W.L. Hutchison, Jr.
Name:	W.L. Hutchison, Jr.
Title:	Manager

TENANT:

GLOBALREHAB, LP,
a Texas limited partnership

By:	GH General, LLC,
its sole General Partner

	By:	/s/ Hooman Sedighi
	Name:	Hooman Sedighi
	Title:	Manager

Exhibit 10.20

EXHIBIT B

LEGAL DESCRIPTION OF LAND

BEING a tract or parcel of land situated in the Eli Chandler Survey, Abstract Number 356, and being part of Block M/7940, Brookhollow Place, Section Four, an addition to the City of Dallas, Texas, as recorded in Volume 71084, Page 1943, Plat Records, Dallas County, Texas, and being more particularly described by metes and bounds as follows:

COMMENCING at a 1/2-inch iron rod found at the most Southerly Northwest corner of said Block M/7940, Section Four, and being the intersection of the Northeast right-of-way line of Interstate Highway 35-E (Stemmons Freeway, a variable width right-of-way) with it’s intersection of the most Southerly end of a corner clip for the South right-of-way line of Empire Central (an 80-foot wide right-of-way);

THENCE North 34°06'00" East, along said corner clip on the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, a distance of 50.00 feet to a 1/2-inch iron rod found for corner;

THENCE North 70°58'27" East, along the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, a distance of 107.96 feet to a 1/2-inch iron rod found for corner at the beginning of a curve to the right whose chord bears North 89°04'20" East, 285.80 feet;

THENCE in a Northeasterly direction along said curve to the right having a central angle of 36°11'49", a radius of 460.00 feet, and an arc length of 290.61 feet to a 1/2-inch iron rod found for corner;

THENCE South 72°49'45" East, continuing along the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, a distance of 16.28 feet to the POINT OF BEGINNING:

THENCE South 72°49'45" East, continuing along the Northerly line of said Block M/7940, Section Four, and the Southerly right-of-way line of said Empire Central, passing at 165.08 feet a 5/8-inch iron rod with yellow cap marked “Cotton Surveying”, for a total distance of 427.72 feet to a 5/8-inch iron rod with yellow cap stamped “Cotton Surveying” (hereinafter referred to as iron rod set), set for the Northwest corner of a corner clip between the South right-of-way line of said Empire Central and the Westerly right-of-way line of Brookriver Drive (a 65-foot wide right-of-way);

THENCE South 27°49'45" East, along said corner clip, a distance of 14.14 feet to an iron rod set for corner;

THENCE South 17°10'15" West, along the Westerly line of said Brookriver Drive, a distance of 62.32 feet to an iron rod set for corner at the beginning of a curve to the left whose chord bears South 05° 00’37" West, 225.48 feet;

THENCE in a Southerly direction along said curve to the left having a central angle of 24°19'15", a radius of 535.20 feet, and an arc length of 227.18 feet to a 5/8-inch iron rod with a brass cap marked “Budget Suites” found for the Northeast corner of Lot 2, Block M/7940, Budget Suites of America Addition, an addition to the City of Dallas as recorded in Volume 99089, Page 253, Plat Records, Dallas County, Texas;

THENCE North 72°49'44" West, leaving the Westerly line of said Brookriver Drive, and along the North line of said Lot 2, Block M/7940 of Budget Suites, a distance of 446.37 feet to a PK Nail found for corner in the East line of Lot 3, Block M/7940, Brookhollow Place, Section Four A, as recorded in Volume 98065, Page 35, Plat Records, Dallas County, Texas;

Exhibit 10.20

THENCE North 06°51'55" East, along the East line of said Lot 3, Block M/7940, Section Four A, Brookhollow Place, a distance of 41.29 feet to an “X” cut in concrete found for the Northeast corner of said Lot 3, Block M/7940, Section Four A, Brookhollow Place;

THENCE South 70°36'53" East, a distance of 16.14 feet to an “X” cut in concrete found for the Southeast corner of Lot 5, Block M/7940, Brookhollow Place, Section Four B, an addition to the City of Dallas as recorded in Volume 2001143, Page 101, Plat Records, Dallas County, Texas;

THENCE North 06°30'23" East, along the East line of said Lot 5, Block M/7940, Brookhollow Place, a distance of 257.19 feet to the POINT OF BEGINNING and containing 2.849 acres of land, more or less.

ALSO DESCRIBED AS:

BEING all that tract of land in the City of Dallas, Dallas County, Texas, a part of the ELI CHANDLER SURVEY, ABSTRACT No. 356, a part of Dallas City Block 7940, and being a part of Block M/7940, Brookhollow Place, Section Four, an addition to the City of Dallas as recorded in Volume 71084, Page 1943, Dallas County Deed Records, and being further described as follows:

BEGINNING at an “X” found in concrete for corner in the north line of said Block M/7940, said point being the northeast corner of Lot 5, Block M/7940, Brookhollow Place Section 4B, an addition to the City of Dallas as recorded in Volume2001143, Page 101, Dallas County Deed Records, said point being in the south line of Empire Central Drive (80 foot right-of-way);

THENCE South 72 degrees 49 minutes 45 seconds East, 427.72 feet with the north line of said Block M/7940 and with the south line of Empire Central Drive to a five-eighths inch capped iron rod found for corner at the north end of a corner clip;

THENCE South 27 degrees 49 minutes 45 seconds East, 14.14 feet to a five-eighths inch capped iron rod found for corner at the south end of a corner clip, said point being in the west line of Brookhollow Drive (65 foot right-of-way);

THENCE with the west line of Brookhollow Drive as follows:
       South 17 degrees 10 minutes 15 seconds West, 62.32 feet to a five-eighths inch capped iron rod found for corner;
       Southwesterly, 227.18 feet with a curve to the left having a central angle of 24 degrees 19 minutes 15 seconds, a radius of 535.20 feet, whose chord bears South 05 degrees 00 minutes 37 seconds West, 225.48 feet to a one-half inch iron rod set with “LONE OAK” red cap set for corner, said point being the northeast corner of Budget Suites of America Addition, an addition to the City of Dallas as recorded in Volume 99089, Page 253, Dallas County Deed Records;

THENCE North 72 degrees 49 minutes 44 seconds West, 446.37 feet with said Budget Suites of America Addition to an “X” set in concrete for corner, said point being in the east line of Lot 3, Block M/7940, Brookhollow Place Section 4A, an addition to the City of Dallas as recorded in Volume 98065, Page 35, Dallas County Deed Records;

THENCE North 06 degrees 51 minutes 55 seconds East, 41.29 feet to an “X” found in concrete at the northeast corner of said Lot 3, said point being in the south line of said Lot 5;

Exhibit 10.20

THENCE South 70 degrees 36 minutes 53 seconds East, 16.14 feet to an “X” found in concrete at the southeast corner of said Lot 5;

THENCE North 06 degrees 30 minutes 23 seconds East, 257.18 feet with the east line of said Lot 5 to the POINT OF BEGINNING and containing 124,094 square feet or 2.849 acres of land.

Exhibit 10.20

EXHIBIT G

LIST OF TENANT GUARANTORS;
LIMITS OF LIABILITY

	GLOBALREHAB - DALLAS
	LIMITED PARTNERS
	Oct-07

			Actual
	Investor List	Specialty	Units	%	Max Liability

1	Andrews, Richard	Family Practice	5	2.84%	$311,583
2	Ariyo, Adeniran	Cardiologist	3	1.70%	$186,950
3	Bailey, Cecil	Internal Medicine	11.66663	6.63%	$727,033
4	Baculi, Randi M.	Neurology	5	2.84%	$311,583
5	Brenner, Claire	ID/Wound	5	2.84%	$311,587
6	Doti, Anthony	Internal Medicine	11.66663	6.63%	$727,033
7	Fernandes, Valentino	Pulmonologist	5	2.84%	$311,587
8	Gamil, Wafer	Internal Medicine	11.66663	6.63%	$727,033
9	Gemas, Terry	Ortho Surg	5	2.84%	$311,583
10	Goff, Gary	Pulmonologist	10	5.68%	$623,173
11	Khalid, Mohamad	Neurology	2	1.14%	$124,635
12	Mitz, Sammy R.	Internal Medicine	5	2.84%	$311,587
13	Michael Olantunji	Internal Medicine	5	2.84%	$311,583
14	Osugwu, Chukwma	Internal Medicine	5	2.84%	$311,583
15	Perijoc, Mihaela	Internal Medicine	5	2.84%	$311,583
16	Rimlawi, Michael B.	Orth/Spine	10	5.68%	$623,166
17	Sanchez, Christian	Internal Medicine	5	2.84%	$311,583
18	Sedighi, Hooman	PMR	12.66663	7.20%	$789,351
19	Taylor Jeff	Family Practice	5	2.84%	$311,587
20	Thorton, Michael	General Surgery	2	1.14%	$124,633
21	Thota, Archana	Internal Medicine	11.66663	6.63%	$727,033
22	Torres, Fernando	Pulmonologist	5	2.84%	$311,583
23	Viroslav, Joseph	Pulmonologist	5	2.84%	$311,583
24	Won, Douglas	Orth/Spine	10	5.68%	$623,166
25	Wood, Scott	Pulmonologist	12.66633	7.20%	$789,332
26	Zamora, Berto	Internal Medicine	2	1.14%	$124,633

	Total Units Sold		175.9995	100.00%	$10,967,817

G - 1

Exhibit 10.20

THIRD AMENDMENT TO HOSPITAL LEASE AGREEMENT

This Third Amendment to Hospital Lease Agreement (the "Third Amendment") is made and entered into as of February 19, 2009 (the "Effective Date"), by and between GR IRF I, LP, a Texas limited partnership ("Landlord"), and GLOBALREHAB, LP, a Texas limited partnership ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Hospital Lease Agreement dated as of August 28, 2007, as amended by that certain First Amendment to Hospital Lease Agreement dated as of September 18, 2007, and by that certain Second Amendment to Hospital Lease Agreement, dated as of November 9, 2007 (as amended, the "Lease"), of approximately 2.645 acres of land and improvements to be constructed thereon containing approximately 40,000 square feet and located at the southwest corner of Empire Central and Brookriver Drive in Dallas, Texas, as more particularly described in the Lease (the "Leased Premises");

WHEREAS, Landlord is subject to certain insurance requirements (the "Landlord's Mortgagee Insurance Requirements") pursuant to that certain Construction Loan Agreement, dated November 9, 2007, between Landlord, as Borrower, and Stillwater National Bank and Trust Company ("Landlord's Mortgagee");

WHEREAS, Tenant desires to assume responsibility for complying with the Landlord's Mortgagee Insurance Requirements on the terms set forth herein; and

WHEREAS, Landlord and Tenant desire to further amend certain provisions of the Lease as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.          Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

2.          Tenant Allowance. Landlord hereby grants Tenant an allowance equal to Two Hundred Thousand Dollars ($200,000.00) (the "Tenant Allowance") to be used by Tenant in its discretion for improvements, alterations and/or repairs within the Leased Premises. The Tenant Allowance shall be provided to Tenant in the form of an abatement of Base Rent as set forth in Section 3 herein. Any and all such improvements, alterations or repairs made or constructed within the Leased Premises shall comply in all respects with Exhibit D, Section 11, and Section 8.2 of the Lease, as applicable.

3.          Base Rent.

(a)          The definition of "Rent Commencement Date" set forth in Section 5.1 is hereby amended to reflect such date as February 24, 2009. The Rent Commencement Date has been amended to reflect a postponement of the Rent Commencement Date from December 27th to February 24th resulting in an abatement of Basic Rent in the total amount of approximately Two Hundred Thousand Dollars $200,000.00.

Exhibit 10.20

(b)          The Base Rent amounts set forth in Section 5.1 of the Lease are hereby amended to reflect the following:

Initial Annual Rate	$30.98 per square foot of Net Rentable Area of the Leased Premises

Estimated Initial Annual Base Rent	$1,239,092.00

Estimated Initial Monthly Base Rent	$103,259.66.

4.           Section 17.2 of the Lease is hereby deleted in its entirety and replaced with the following:

17.2      Insurance Requirements of Landlord's Mortgagee. To the extent not already maintained by Tenant pursuant to Section 17.1 above, Tenant shall obtain and maintain throughout the Term the following policies of insurance required by Landlord's Mortgagee:

(a)          all-risk insurance with respect to the Leased Premises, against loss or damage by fire, lightening, windstorm, explosion, hail, tornado and such hazards as are presently included in so-called "all-risk" coverage and against such other insurable hazards as Landlord or Landlord's Mortgagee may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Tenant, Landlord or Landlord's Mortgagee from becoming a coinsurer, such insurance to be in "Builder's Risk" (non-reporting) form during and with respect to any construction on the Leased Premises;

(b)          if and to the extent any portion of the Leased Premises is in a special flood hazard area, a flood insurance policy in an amount equal to the lesser of the principal balance of any outstanding indebtedness owed by Landlord to Landlord's Mortgagee (the "Indebtedness") or the maximum amount available;

(c)          comprehensive general public liability insurance, on an "occurrence" basis, for the benefit of Tenant, Landlord and Landlord's Mortgagee as named insureds;

(d)          statutory worker's compensation insurance with respect to any work on or about the Leased Premises; and

(e)          such other insurance on the Leased Premises as may from time to time be required by Landlord or Landlord's Mortgagee (including but not limited to business interruption insurance, loss of rents insurance, boiler and machinery insurance, earthquake insurance, and war risk insurance) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.

2

Exhibit 10.20

All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, and in form satisfactory to Landlord and Landlord's Mortgagee, and shall require not less than thirty (30) days' prior written notice to Landlord and Landlord's Mortgagee of any cancellation or change of coverage.

All insurance policies maintained, or caused to be maintained, by Tenant with respect to the Leased Premises, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Tenant, Landlord or Landlord's Mortgagee and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Lease becomes insolvent or the subject of debtor relief laws, receivership or similar proceedings or if Landlord or Landlord's Mortgagee, in good faith, believes that the financial responsibility of such insurer is or becomes inadequate, Tenant shall, in each instance, promptly, upon the request of Landlord and at Tenant's expense, obtain and deliver to Landlord and Landlord's Mortgagee a like policy (or, if and to the extent permitted by Landlord and Landlord's Mortgagee, a certificate of insurance) issued by another insurer, which insurer and policy meet the insurance requirements of Landlord's Mortgagee.

Without limiting the discretion of Landlord and Landlord's Mortgagee with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Leased Premises shall contain a standard mortgage clause (without contribution) naming Landlord's Mortgagee as mortgagee with loss proceeds payable to Landlord's Mortgagee notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named insured; (ii) the occupation or use of the Leased Premises for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by Landlord's Mortgagee; or (iv) any change in title to or ownership of the Leased Premises or any portion thereof, such proceeds to be held for application as provided in the loan documents between Landlord and Landlord's Mortgagee.

The originals of each initial insurance policy (or to the extent permitted by Landlord's Mortgagee, a copy of the original policy and a satisfactory certificate of insurance) shall be delivered to Landlord and Landlord's Mortgagee promptly after execution of this Third Amendment, with premiums fully paid or a premium finance agreement in place, and each renewal or substitute policy (or certificate) shall be delivered to Landlord and Landlord's Mortgagee, with premiums fully paid or a premium finance agreement in place, at least fifteen (15) days before the termination of the policy it renews or replaces. All insurance policies required pursuant to this Section 17.2 shall provide that they will not be cancelled or reduced in value (except a reduction in policy aggregate due to incurred claims), without thirty (30) days' prior written notice to Landlord. Tenant shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Landlord and Landlord's Mortgagee evidence satisfactory to Landlord and Landlord's Mortgagee of the timely payment thereof. If any loss occurs at any time when Tenant has failed to perform Tenant's covenants and agreements in this Third Amendment, Landlord and Landlord's Mortgagee shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Tenant, to the same extent as if it had been made payable to Landlord and Landlord's Mortgagee.

3

Exhibit 10.20

Upon any foreclosure hereof or transfer of title to the Leased Premises in extinguishment of the whole or any part of the Indebtedness, all of Landlord's right, title and interest in and to the insurance policies referred to in this Section 17.2 (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies. Landlord's Mortgagee shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Leased Premises, and the expenses incurred by Landlord's Mortgagee in the adjustment and collection of insurance proceeds shall be a part of the Indebtedness, shall be due and payable to Landlord's Mortgagee on demand and shall bear interest from the date paid by Landlord's Mortgagee until reimbursed at the highest rate of interest applicable to any of the Indebtedness (but not in excess of the highest rate permitted by applicable law). Landlord's Mortgagee and its employees are each irrevocably appointed attorney-in-fact for Tenant and Landlord and are authorized to adjust and compromise each loss without the consent of Tenant or Landlord, to collect, receive and receipt for all insurance proceeds in the name of Landlord's Mortgagee, Landlord and/or Tenant, and to endorse Landlord's or Tenant's name upon any check in payment of the loss. Landlord's Mortgagee shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Landlord or Tenant.

5.           Survival of Lease. Except as expressly set forth in this Third Amendment, the terms and provisions of the Lease shall continue in full force and effect and shall survive in all respects the execution of this Third Amendment.

6.           Complete Agreement. This Third Amendment shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter.

7.           Governing Law. This Third Amendment shall be governed by and construed in accordance with laws of the State of Texas.

8.           Ratification of the Lease. Except as expressly modified herein, all of the terms and provisions of the Lease are expressly reaffirmed.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

LANDLORD: GR IRF I, LP, a Texas limited partnership

By:	GR IRF Managers, LLC,
a Texas limited liability company, as General Partner

	By:	/s/ W. L. Hutchison, Jr.
	Name:	W.L. Hutchison, Jr.
	Title:	Manager

Signature Page of Third Amendment
To Hospital Lease Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

TENANT: GLOBALREHAB, LP, a Texas limited partnership

By:	GH General, Inc.
Its:	Sole General Partner

	By:	/s/ Hooman Sedighi
	Name:	Hooman Sedighi
	Title:	Manager

Signature Page of Third Amendment
To Hospital Lease Agreement

Exhibit 10.20

FOURTH AMENDMENT TO HOSPITAL LEASE AGREEMENT

This FOURTH AMENDMENT TO HOSPITAL LEASE AGREEMENT ("Fourth Amendment") dated as of the 2nd day of August, 2010, by and between GR IRF I, LP, a Texas limited partnership, its successors and assigns ("Landlord") and GLOBALREHAB, LP, a Texas limited partnership, its successors and permitted assigns ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Hospital Lease Agreement dated as of August 28, 2007, as amended by that certain First Amendment to Hospital Lease Agreement dated as of September 18, 2007, the Second Amendment to Hospital Lease dated November 9, 2007 and the Third Amendment to Hospital Lease dated February 19, 2009 (collectively, the “Lease”) of approximately 2.645 acres of land and improvements to be located thereon containing approximately 40,000 square feet on tract of land located at the southwest corner of Empire Central and Brookriver Drive in Dallas, Texas, as more particularly described in the Lease (the (the “Leased Premises”); and

WHEREAS, Landlord and Tenant now desire to amend said Lease as hereinafter set forth.

NOW, THEREFORE, for good, lawful and valuable consideration, including the undertakings of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Capitalized Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

2.	Amendments to Lease.

(a)	Paragraph 29 of Exhibit A to the Lease is hereby amended in its entirety to read as follows:

“Net Rentable Area” means the area determined pursuant to the Work Letter.  The Net Rentable Area of the Lease Premises is 40,828 square feet.

All other provisions of Exhibit A shall remain as set forth in the Lease.

3.           Base Rent.  Nothing in this amendment shall result in any changes to the Estimated Initial Annual Base Rent or the Estimated Initial Monthly Base Rent set forth in

4.           Survival of Lease.  Except as expressly set forth in this Fourth Amendment, the terms and provisions of the Lease shall continue in full force and effect and shall survive in all respects the execution of this Fourth Amendment.

4.           Acceptance of Premises.  Tenant’s acceptance of Premises is confirmed by Tenant’s occupancy of the Premises for purposes of commencing operation of the Permitted Use as outlined in the Lease.

5.           Complete Agreement.  This Fourth Amendment shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter.

Global Rehab Dallas
Fourth Amendment

Exhibit 10.20

6.           Governing Law.  This Fourth Amendment shall be governed by and construed in accordance with laws of the State of Texas.

7.           Ratification of Lease.  Except as expressly modified herein, all of the terms and provisions of the Lease are expressly reaffirmed.

EXECUTED in multiple counterparts, each of which shall have the force and effect of an original.

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Global Rehab Dallas
Fourth Amendment

Exhibit 10.20

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

LANDLORD:

GR IRF I, LP,
a Texas limited partnership

By: GR IRF Managers, LLC,
a Texas limited liability company, as General Partner

By:	/s/ W.L. Hutchison, Jr.
Name:	W.L. Hutchison, Jr.
Title:	Manager

TENANT:

GLOBALREHAB, LP,
a Texas limited partnership

By:	GH General, LLC,
its sole General Partner

	By:	/s/ Hooman Sedighi
	Name:	Hooman Sedighi
	Title:	Manager

Global Rehab Dallas
Fourth Amendment